Exhibit 4.1(i)

EXECUTION VERSION

Published CUSIP Number: 067809AC7

THIRD AMENDED AND RESTATED

$400,000,000

SENIOR UNSECURED

REVOLVING CREDIT

AGREEMENT

Dated as of June 23, 2006

among

BANK OF AMERICA, N.A.,

as Administrative Agent

THE LENDERS LISTED ON SCHEDULE I HERETO

and

BARNES GROUP INC.

and

BARNES GROUP SWITZERLAND GmbH, Nevis Branch

as Borrowers

with

BANC OF AMERICA SECURITIES LLC, as Arranger

KEYBANK NATIONAL ASSOCIATION

and

JPMORGAN CHASE BANK, N.A.

as Co-Syndication Agents

and

LASALLE BANK NATIONAL ASSOCIATION

and

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND

as Co-Documentation Agents

i

(continued)

(continued)

(continued)

(continued)

v

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Assignment and Assumption
Exhibit E	Guaranty
Exhibit F	BGI Guaranty

Schedules

Schedule 1	Lenders and Commitments
Schedule 1-A	Mandatory Cost Formulae
Schedule 7.4.1	Fiscal Year Not Ending on December 31
Schedule 7.5	Restricted Payments
Schedule 7.7	Litigation
Schedule 7.15	Environmental Compliance
Schedule 7.16	Subsidiaries Etc.
Schedule 9.1	Existing Senior Debt
Schedule 9.2	Existing Liens
Schedule 9.3	Existing Investments
Schedule 15.1	Assignment Fee
Schedule 16.6.1	Addresses for Notices

THIRD AMENDED AND RESTATED

REVOLVING CREDIT

AGREEMENT

This THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Credit Agreement”) is made as of June 23, 2006, by and among Barnes Group Inc. (“BGI”), a Delaware corporation having its principal place of business at 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, Barnes Group Switzerland GmbH, Nevis Branch, a limited liability company organized under the laws of Switzerland and an indirect, wholly-owned Subsidiary of BGI having its registered office at Four Seasons Estates, Villa 1426, Palm Grove Villas, Nevis & Saint Kitts, West Indies (“Barnes Switzerland”, and together with BGI, the “Borrowers”, and each individually, a “Borrower”) and Bank of America, N.A. (“Bank of America”), a national banking association, and the other lending institutions listed on Schedule 1 (the “Lenders”) and Bank of America, as administrative agent for itself and such other lending institutions (the “Administrative Agent”) with Banc of America Securities LLC, as Arranger (the “Arranger”), KeyBank National Association and JPMorgan Chase Bank, N.A., as Co-Syndication Agents (the “Syndication Agents”) and LaSalle Bank National Association and The Governor and Company of The Bank of Ireland as Co-Documentation Agents (the “Documentation Agents”).

WHEREAS, pursuant to that certain Second Amended and Restated Revolving Credit Agreement, dated as of January 11, 2006 (as amended and in effect from time to time, the “Existing Credit Agreement”), by and among BGI, certain of the Lenders, the Administrative Agent, and certain other parties thereto, such Lenders have made available certain financing to BGI upon the terms and conditions contained therein; and

WHEREAS, BGI has requested, among other things, to amend and restate the Existing Credit Agreement and the Lenders are willing to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, BGI, the Lenders and the Administrative Agent agree that as of the date hereof, the Existing Credit Agreement shall be amended and restated in its entirety as set forth herein:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accountants. PricewaterhouseCoopers LLP or any other nationally recognized independent auditors selected by BGI and reasonably satisfactory to the Administrative Agent.

Acquired Business. A company or business acquired by BGI or any of its Subsidiaries (through asset purchase or otherwise) in compliance with §9.5; provided that the company or business acquired will not be considered an Acquired Business until (a) BGI has delivered to the Administrative Agent historical financial statements of such company or business prepared in accordance with GAAP, an officer’s certificate pursuant to §9.5.1(a) and such other financial information reasonably requested by the Administrative Agent and (b) the Administrative Agent has consented in writing to the designation of such acquired company or business as an Acquired Business, such consent not to be unreasonably withheld or delayed.

Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrowers pursuant to §8.4(c).

Administrative Agent. Bank of America, N.A., acting as agent for the Lenders and each other Person appointed as the successor Administrative Agent in accordance with §14.9.

Administrative Agent’s Office. With respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 16.6.1 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

Administrative Agent’s Special Counsel. Bingham McCutchen LLP, or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate. (a) When used generally, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (b) when used with respect to the Borrowers, any Person that would be considered to be an affiliate of BGI under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if BGI were issuing securities.

Agreement Currency. See §16.16.

Alternative Currency. Each of Euro, Sterling, Swiss Franc, and each other currency (other than Dollars) that is approved in accordance with §1.5.

Alternative Currency Equivalent. At any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

Alternative Currency Sublimit. An amount equal to $200,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Total Commitments.

Amendment Fee. See §11.7.

Applicable Margin. For each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”), the Applicable Margin shall be the applicable margin set forth below with respect to the Leverage Ratio, as determined for the four (4) consecutive fiscal quarters then ending of BGI and its Subsidiaries ending on the last day of the fiscal quarter ended immediately prior to the applicable Rate Adjustment Period.

Level	Leverage Ratio	Eurocurrency Rate Loans	Letter of Credit	Facility Fee
I	Less than 2.25:1	0.55%	0.55%	0.20%
II	Less than 2.50:1 but greater than or equal to 2.25:1	0.65%	0.65%	0.23%
III	Less than 2.75:1 but greater than or equal to 2.50:1	0.75%	0.75%	0.25%
IV	Less than 3.00:1 but greater than or equal to 2.75:1	0.95%	0.95%	0.30%

Level	Leverage Ratio	Eurocurrency Rate Loans	Letter of Credit	Facility Fee
V	Less than 3.25:1 but greater than or equal to 3.00:1	1.15%	1.15%	0.35%
VI	Greater than or equal to 3.25:1	1.35%	1.35%	0.40%

If the Borrowers fail to deliver any Compliance Certificate pursuant to §8.4(c) hereof, then for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the highest Applicable Margin set forth above.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to any Borrower or any of its Subsidiaries.

Applicable Time. With respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. Banc of America Securities LLC.

Assignment and Assumption. See §15.1.

Assignment Fee. See §15.1.

Attributable Debt. In respect of a sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

Auto-Extension Letter of Credit. See §4.2.

Balance Sheet Date. December 31, 2005.

Bank of America. Bank of America, N.A., a national banking association, in its individual capacity.

Barnes Switzerland. Barnes Group Switzerland GmbH, a corporation organized under the laws of Switzerland and an indirect, wholly-owned Subsidiary of BGI.

Barnes Switzerland Loans. Revolving Credit Loans made or to be made by the Lenders to Barnes Switzerland pursuant to §2.

Barnes Switzerland Obligations. All Obligations of Barnes Switzerland with respect to the Barnes Switzerland Loans.

Barnes Switzerland Sublimit. Fifty percent (50%) of the Total Commitment as in effect from time to time, or such other percentage of the Total Commitment as requested in writing by the Borrowers, consented to in writing by the Administrative Agent in its sole discretion, and communicated to the Lenders.

Base Rate. The higher of (a) the variable annual rate of interest so designated from time to time by Bank of America at its office in Charlotte, North Carolina, as its “prime rate”, such rate being a reference rate and not necessarily representing the lowest or best rate being charged to any customer, and (b) one-half of one percent (1/2%) above the Federal Funds Rate. Changes in the Base Rate resulting from any changes in Bank of America’s “prime rate” shall take place immediately without notice or demand of any kind.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate. All Base Rate Loans shall be denominated in Dollars.

BGI. Barnes Group Inc., a Delaware corporation.

BGI Guaranty. The guaranty dated as of the date hereof executed pursuant to §6.2 in favor of the Administrative Agent and the Lenders, of the payment and performance of the Barnes Switzerland Obligations in the form of Exhibit F attached hereto.

BGI Loans. Revolving Credit Loans other than the Barnes Switzerland Loans.

Borrower(s). As defined in the preamble hereto.

Borrower Materials. See §8.4.

Business Day. Any day on which banking institutions in New York, New York are open for the transaction of banking business and, in the case of Eurocurrency Rate Loans, also a day which is a Eurocurrency Business Day.

Capitalized Leases. Leases under which BGI or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

Capital Stock. Any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

Change in Law. The occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Change of Control. If (a) any Person or group of Persons (as used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) shall have become the beneficial owner (as defined in Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under said Act) of thirty percent (30%) or more of BGI’s outstanding Voting Stock; provided, however, that members of the Barnes family, Bank of America and any of its Affiliates (to the extent that it owns stock in which a member of the Barnes family has an interest), the Barnes

Group Inc. Retirement Savings Plan and Fidelity Management Trust Company, in its capacity as trustee under such plan, and employees of BGI (except employees of BGI who became beneficial owners of more than ten percent (10%) of BGI’s Voting Stock prior to becoming employees of BGI) shall not be counted as a Person for purposes hereof, or (b) a “change of control” occurs under the other Existing Senior Debt, or any future Indebtedness, or (c) BGI fails to own 100% of the stock of Barnes Switzerland except for any nominal interest (5% or less) required to be held by a third party.

Closing Date. The first date on which the conditions set forth in §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended.

Commitment. With respect to each Lender, the amount set forth on Schedule 1 hereto as the amount of such Lender’s commitment to make Loans to, and to participate in the issuance, extension and renewal of Letters of Credit for the account of, the Borrowers or either of them, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders.

Compliance Certificate. See §8.4(c).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of BGI and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Cash Interest Expense. As of the last day of any fiscal quarter, the amount of interest expense, paid or payable in cash, of the Borrowers, their Subsidiaries, and Acquired Businesses (to the extent that such Acquired Business is included in the calculation of Consolidated EBITDA for such period), for the four fiscal quarters ended on such date, determined on a consolidated basis in accordance with GAAP for such period. Except to the extent approved by the Administrative Agent, all Indebtedness incurred in connection with the acquisition of any Acquired Business shall be deemed to have been incurred at the beginning of the four fiscal quarters ended on the last day of such fiscal quarter and to have borne interest at a rate no less than the sum of (a) the arithmetic mean of (x) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month in effect on the first day of the four (4) consecutive fiscal quarters then ending and (y) the Eurocurrency Rate for Eurocurrency Rate Loans having an Interest Period of one month in effect on the last day of the four (4) consecutive fiscal quarters then ending plus (b) the Applicable Margin for Loans then in effect (after giving effect to such acquisition on a pro forma basis).

Consolidated EBITDA. For any period, Consolidated Net Income of the Borrowers, their Subsidiaries and, without duplication, the Acquired Businesses (excluding, without duplication, (a) extraordinary gains and losses in accordance with GAAP, (b) gains and losses in connection with asset dispositions whether or not constituting extraordinary gains and losses, and (c) gains or losses on discontinued operations) for the four fiscal quarters ended on such date, plus (i) Consolidated Cash Interest Expense of the Borrowers, their Subsidiaries and, without duplication, the Acquired Businesses for such period, plus (ii) to the extent deducted in computing such Consolidated Net Income of the Borrowers, their Subsidiaries and, without duplication, the Acquired Businesses, the sum of income taxes, depreciation and amortization for such period. The financial results of any Acquired Businesses acquired at any time during the period tested shall be included as if such Acquired Business had been acquired as of the first day of the period tested.

Consolidated Net Income. The consolidated net income (or deficit) of BGI and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP (excluding any losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill identified in accordance with Financial Accounting Standards Board Statement No. 142).

Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities (excluding any non-cash other comprehensive income adjustments made in accordance with Financial Accounting Standards Board Statements No. 52 and No. 87).

Consolidated Senior Debt. Consolidated Total Debt less the outstanding amount of any Subordinated Debt.

Consolidated Total Assets. All assets of BGI and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Total Debt. With respect to BGI and its Subsidiaries, the sum, without duplication, of (a) the aggregate amount of Indebtedness of BGI and its Subsidiaries, on a consolidated basis, outstanding on such date for borrowed money or the deferred purchase price of property including, without limitation, in respect of any Synthetic Leases or any Capitalized Leases, plus (b) Indebtedness of the type referred to in clause (a) of another Person (not including BGI or its Subsidiaries) guaranteed by BGI or its Subsidiaries.

Consolidated Total Liabilities. All liabilities of BGI and its Subsidiaries determined on a consolidated basis in accordance with GAAP and classified as such on the consolidated balance sheet of BGI and its Subsidiaries.

Control. The possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

Conversion Request. A notice given by a Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.7.

Credit Agreement. This Third Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Debtor Relief Laws. The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default. See §13.1.

Delinquent Lender. See §14.5.3.

Derivative Contract. See the definition of “Indebtedness”.

Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of a Person, other than dividends payable solely in shares of common stock of such Person; the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of

Capital Stock of a Person, directly or indirectly through a Subsidiary of such Person or otherwise (including the setting apart of assets for a sinking or other analogous fund to be used for such purpose); the return of capital by a Person to its shareholders as such; or any other distribution on or in respect of any shares of any class of Capital Stock of such Person.

Documentation Agents. As defined in the preamble hereto.

Dollars or $. Dollars in lawful currency of the United States of America.

Dollar Equivalent. At any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

Domestic Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.7.

Eligible Assignee. Any of (a) a Lender; (b) an Affiliate of a Lender; and (c) any other Person (other than a natural person) approved by (i) the Administrative Agent, the Issuing Bank and Swing Line Lender, and (ii) unless an Event of Default has occurred and is continuing, BGI (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrowers or any of the Borrowers’ Affiliates.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

EMU. The economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

EMU Legislation. The legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Laws. Any and all Federal, provincial, state, local and foreign statutes, law, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to health, safety or the environment, including but not limited to, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act, the Federal Clean Air Act and the Toxic Substances Control Act.

ERISA. The Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. Any Person which is treated as a single employer with any of the Borrowers under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Euro and EUR. The lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Eurocurrency Base Rate. See the definition of “Eurocurrency Rate”.

Eurocurrency Business Day. Any day: (a) on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan; (b) that is a TARGET Day, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan; (c) on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro; and (d) on which banks are open for foreign exchange business in the principal financial center of the country of such currency, if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings).

Eurocurrency Lending Office. Initially, the office of each Lender designated as such in Schedule 1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining Eurocurrency Rate Loans.

Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurocurrency Rate =	Eurocurrency Base Rate 1.00 – Eurocurrency Reserve Percentage

Where,

“Eurocurrency Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association Eurocurrency Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or

Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

Eurocurrency Rate Loans. Loans bearing interest calculated by reference to the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

Event of Default. See §13.1.

Excluded Taxes. With respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Domestic Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) except as provided in the following sentence, in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrowers under §5.11), any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender becomes a party hereto (or designates a new Domestic Lending Office) or is attributable to such Non-U.S. Lender’s failure or inability (other than as a result of a Change in Law) to comply with §5.2.3, except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new Domestic Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to §5.2.2.

Existing Credit Agreement. As defined in the preamble hereto.

Existing Letters of Credit. See §17.1.

Existing Senior Debt. Indebtedness of BGI and its Subsidiaries in existence as of the Closing Date and listed on Schedule 9.1 hereof.

Existing Senior Notes. The senior notes included in Existing Senior Debt and listed as items 1 through 3 on Schedule 9.1 hereof.

Facility Fee. See §2.2.

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day

next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Fee Letter. The fee letter dated April 24, 2006 among BGI, the Administrative Agent and the Arranger.

Fees. Collectively, the Facility Fee, the Letter of Credit Fees, the Administrative Agent’s Fee, the Amendment Fee and the closing fees paid to the Lenders to obtain their commitments hereunder.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

GAAP or generally accepted accounting principles. (a) When used in §10, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect on the Closing Date, and (ii) to the extent consistent with such principles, the accounting practice of BGI, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of BGI applying the same principles.

Gibraltar Subsidiary. Barnes Group Gibraltar Limited, a corporation organized under the Laws of Gibraltar and an indirect, wholly-owned Subsidiary of BGI.

Governing Documents. With respect to any Person, its certificate or articles of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its Capital Stock.

Governmental Authority. Any foreign, federal, state, regional, local, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantor. Collectively, all of, and individually, any of (a) as set forth in the BGI Guaranty, BGI, and (b) each Subsidiary or Acquired Business that enters into a Guaranty in favor of the Lenders and the Administrative Agent.

Guaranty. The guaranty dated as of the date required by §6.1 from each Person required to become a Guarantor pursuant to §6.1 in favor of the Administrative Agent and the Lenders, in each case of the payment and performance of the Obligations in the form of Exhibit E attached hereto.

Hazardous Substances. See §7.15(b).

Honor Date. See §4.3.

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(a) all indebtedness arising from borrowed money and similar monetary obligations, whether direct or indirect;

(b) all indebtedness of others secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned by such Person or any of its Subsidiaries or acquired by such Person or any of its Subsidiaries subject thereto, whether or not the Indebtedness secured thereby shall have been assumed;

(c) all indebtedness for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued expenses incurred in the ordinary course of business);

(d) all Attributable Debt of such Person with respect to sale and leaseback transactions of such Person;

(e) all guarantees, endorsements and other contingent obligations, in respect of Indebtedness of others, including (i) any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase Indebtedness, or to insure the owner of Indebtedness against loss, through an agreement to purchase goods, supplies or services for the purpose of enabling the debtor to make payment of the Indebtedness held by such owner or otherwise, (ii) any obligation of any partnership in which such Person or any of its Subsidiaries is a general partner and (iii) any obligation to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation;

(f) the obligations of such Person to reimburse the issuer in respect of any letters of credit issued for the account of such Person or whereupon such Person is responsible for payment thereof;

(g) every obligation of such Person under any Capitalized Lease;

(h) every obligation of such Person under any Synthetic Lease;

(i) all sales by such Person, other than the sale or discounting of receivables in the ordinary course of business in connection with the collection thereof, of (i) accounts for money due or to become due, (ii) chattel paper, instruments or documents creating or evidencing a right to payment of money or (iii) other receivables (collectively “receivables”) and;

(j) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the settlement value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “Derivative Contract”).

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (t) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with GAAP, (u) any Capitalized Lease shall be the principal component of the aggregate of the rental obligations under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (v) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than BGI or any of BGI’s wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (w) any Synthetic Lease shall be the stipulated loss value, termination value or other equivalent amount, (x) any Derivative Contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred, (y) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price and (z) any guaranty or other contingent liability referred to in clause (i) shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty or other contingent obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

Indemnified Party. See §14.7.

Indemnitee. See §16.3.

Intercreditor Agreement. That certain Sharing Agreement, dated as of January 11, 2006, executed and delivered by the Administrative Agent, the lenders party thereto, other lenders to foreign Subsidiaries party from time to time thereto, the holders of Existing Senior Notes, and the Borrowers.

Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar quarter with respect to interest accrued during such calendar quarter, including, without limitation, the calendar quarter which includes the Drawdown Date of such Base Rate Loan; and (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period and, in addition, the last day of such Interest Period.

Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by a Borrower in a Loan Request or as otherwise required by the terms of this Credit Agreement (i) for any Base Rate Loan, the last day of the calendar quarter; and (ii) for any Eurocurrency Rate Loan, 1, 2, 3, or 6 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by a Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A) if any Interest Period with respect to a Eurocurrency Rate Loan would otherwise end on a day that is not a Eurocurrency Business Day, that Interest Period shall be extended to the next succeeding Eurocurrency Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurocurrency Business Day;

(B) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

(C) if a Borrower shall fail to give notice as provided in §2.7, such Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

(D) any Interest Period relating to any Eurocurrency Rate Loan that begins on the last Eurocurrency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurocurrency Business Day of a calendar month; and

(E) any Interest Period that would otherwise extend beyond the Loan Maturity Date shall end on the Loan Maturity Date.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise; and (d) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

ISP. With respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

Issuer Documents. With respect to a Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and any of the Borrowers (or any of their Subsidiaries) or in favor of the Issuing Bank and relating to such Letter of Credit.

Issuing Bank. Bank of America or any other Lender that agrees to act as an Issuing Bank, in each case in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.. The Issuing Bank may arrange, with the consent of the Borrowers, for one or more Letters of Credit to be issued by the Issuing Bank’s Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Nothing herein shall be deemed to restrict the right of the Issuing Bank to issue letters of credit outside of this Credit Agreement.

Judgment Currency. See §16.16.

Laws. Collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

Lender Affiliate. (a) With respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, limited liability company, trust or legal entity) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by such Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other entity (whether a corporation, partnership, limited liability company, trust or other legal entity) that is a fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

Lenders. Bank of America and the other lending institutions listed on Schedule 1 hereto and any other Person (a) who becomes an assignee of any rights and obligations of a Lender pursuant to §15 or (b) becomes a Lender pursuant to the provisions of §2.3.1.

Letter of Credit. Standby and documentary letters of credit issued hereunder. Letters of Credit may be issued in Dollars or in an Alternative Currency.

Letter of Credit Advance. With respect to each Lender, such Lender’s funding of its participation in any Letter of Credit Borrowing in accordance with its Commitment Percentage. All Letter of Credit Advances shall be denominated in Dollars.

Letter of Credit Application. An application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

Letter of Credit Sublimit. An amount equal to $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitments.

Letter of Credit Borrowing. An extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan. All Letter of Credit Borrowings shall be denominated in Dollars.

Letter of Credit Expiration Date. With respect to Letters of Credit, an expiry date no later than the date which is the earlier of (i) one-year after the issuance thereof (provided that such Letter of Credit may contain customary “evergreen” provisions) and (ii) fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, forty-five (45) days) prior to the Loan Maturity Date.

Letter of Credit Fee. See §4.10.

Letter of Credit Obligations. As at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unpaid Reimbursement Obligations, including all Letter of Credit Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with §1.3. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

Letter of Credit Participation. See §4.1.5.

Leverage Ratio. See §10.2.

Lien. Any mortgage, deed of trust, security interest, pledge, hypothecation, assignment, attachment, deposit arrangement, encumbrance, lien (statutory, judgment or otherwise), or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any Capitalized Lease, any Synthetic Lease, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction).

Loan(s). The Revolving Credit Loan(s) made by the Lenders to the Borrowers pursuant to §2, including the Swing Line Loans advanced by the Swing Line Lender under §2.6.2.

Loan Documents. This Credit Agreement, the Notes, the Guaranties, the BGI Guaranty, the Letter of Credit Applications, and the Letters of Credit.

Loan Parties. Collectively, the Borrowers and each other Person (other than the Administrative Agent, the Issuing Bank, or any Lender) executing a Loan Document.

Loan Request. See §2.6.

Loan Maturity Date. January 11, 2011.

Luxembourg Subsidiaries. Barnes Group Luxembourg (No. 1) S.A. and Barnes Group Luxembourg (No. 2) S.A., each a corporation organized under the Laws of Luxembourg, and wholly-owned Subsidiaries of BGI.

Mandatory Cost. With respect to any period, the percentage rate per annum determined in accordance with Schedule 1-A.

Material Adverse Effect. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse effect on the business, properties, condition (financial or otherwise), assets, operations or income of any of BGI and its Subsidiaries, taken as a whole;

(b) an adverse effect on the ability of any of BGI or any other obligor, individually and taken as a whole, to perform any of their respective Obligations under any of the Loan Documents to which it is a party; or

(c) any material impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, or any material impairment of the rights, remedies or benefits available to the Administrative Agent or any Lender under any Loan Document.

Maximum Drawing Amount. The maximum Dollar Equivalent amount of the aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Moody’s. Moody’s Investors Service, Inc. and any successor thereto.

Non-Extension Notice Date. See §4.2.

Non-U.S. Lender. See §5.2.3.

Notes. See §2.4.

Note Record. A Record with respect to a Note.

Obligations. All indebtedness, obligations and liabilities of any of BGI, Barnes Switzerland, and any of their Subsidiaries, as the case may be, including, without limitation, the Barnes Switzerland Obligations, to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Application, Letter of Credit or other instruments at any time evidencing any thereof.

Operating Accounts. See §2.6.2.

Overnight Rate. For any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

Participant. See §15.4.

Participating Member State. Each state so described in any EMU Legislation.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Performance Letter of Credit. Any Letter of Credit issued to support contractual obligations for supply, service or construction contracts, including, but not limited to, bid, performance, advance payment, warranty, retention, availability and defects liability obligations.

Permitted Liens. Liens permitted by §9.2.

Person. Any individual, corporation, limited liability company partnership, limited liability partnership, trust, other unincorporated association, business, or other legal entity, and any Governmental Authority.

Platform. See §8.4.

Public Lender. See §8.4.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by BGI or any of its Subsidiaries.

Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.

Register. See §15.3.

Reimbursement Obligation. BGI’s and/or Barnes Switzerland’s obligation, as applicable, to reimburse the Administrative Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §4.2.

Related Parties. With respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Required Lenders. As of any date, the Lenders holding more than fifty percent (50%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Lenders whose aggregate Commitments constitute more than fifty percent (50%) of the Total Commitment.

Responsible Officer. The president, chief executive officer, chief financial officer, vice president-controller, vice president-treasurer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

Restricted Payment. In relation to the Borrowers and their Subsidiaries, any (a) Distribution, (b) payment or prepayment by the Borrowers or their Subsidiaries to any of the Borrower’s or any Subsidiary’s shareholders (or other equity holders), in each case, other than to the Borrowers, or to any Affiliate of any of the Borrowers or any Subsidiary of any Affiliate of any of the Borrowers or such Subsidiary’s shareholders (or other equity holders), or (c) derivatives or other transactions with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating any of the Borrowers or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any Capital Stock of any of the Borrowers or such Subsidiary.

Revaluation Date. With respect to any Loan, each of the following: (i) each Drawdown Date of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to §2.7, and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require. With respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the Issuing Bank under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of the Existing Letters of Credit, June 23, 2006, and (v) such additional dates as the Administrative Agent or the Issuing Bank shall determine or the Required Lenders shall require.

Revolving Credit Loans. Revolving credit loans (including, without limitation, the BGI Loans and the Barnes Switzerland Loans) made or to be made by the Lenders to BGI and Barnes Switzerland pursuant to §2.

S&P. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

Sale Leaseback Transaction. Any arrangement, directly or indirectly, whereby BGI or any domestic Subsidiary of BGI sells or transfers any property owned by it in order then or thereafter to lease such property or lease other property that BGI or such domestic Subsidiary of BGI intends to use for substantially the same purpose as the property being sold or transferred.

Same Day Funds. With respect to disbursements and payments (a) in Dollars, immediately available funds, and (b) in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

Settlement. The making or receiving of payments, in Same Day Funds, by the Lenders, to the extent necessary to cause each Lender’s actual share of the outstanding amount of Loans (after giving effect to any Loan Request) to be equal to such Lender’s Commitment Percentage of the outstanding amount of such Loans (after giving effect to any Loan Request), in any case where, prior to such event or action, the actual share is not so equal.

Settlement Amount. See §2.9.1.

Settlement Date. (a) The Drawdown Date relating to any Loan Request, (b) Friday of each week, or if a Friday is not a Business Day, the Business Day immediately following such Friday, (c) at the option of the Administrative Agent, on any Business Day following a day on which the account officers of the Administrative Agent active upon the Borrowers’ account become aware of the existence of an Event of Default, (d) any Business Day on which the amount of Loans outstanding from Bank of America plus Bank of America’s Commitment Percentage of the sum of the Maximum Drawing Amount and any Unpaid Reimbursement Obligations is equal to or greater than Bank of America’s Commitment Percentage of the Total Commitment, (e) any day on which any conversion of a Base Rate Loan to a Eurocurrency Rate Loan occurs, or (f) any Business Day on which (i) the amount of outstanding Loans decreases and (ii) the amount of the Administrative Agent’s Loans outstanding equals zero Dollars ($0).

Senior Leverage Ratio. See §10.3.

Settling Lender. See §2.9.1.

Significant Subsidiary. Each Subsidiary of BGI which in the most recent fiscal year of the Borrowers accounted for more than ten percent (10%) of the Consolidated Total Assets for each of the most recent three fiscal years of the Borrowers; provided, however, that with respect to Subsidiaries created or acquired after the date hereof, if thereafter such entity, in a fiscal year, accounts for more than ten percent (10%) of the Consolidated Total Assets in such fiscal year, it shall be deemed to be a Significant Subsidiary for such fiscal year.

Special Notice Currency. At any time, an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

Spot Rate. For a currency, the rate determined by the Administrative Agent or the Issuing Bank, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or the Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Sterling and £. The lawful currency of the United Kingdom.

Subordinated Debt. Indebtedness of BGI or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Administrative Agent after consultation with the Required Lenders.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swing Line Lender. Bank of America in its capacity as lender of Swing Line Loans hereunder.

Swing Line Loan(s). See §2.6.2.

Swiss Franc or SwF. The lawful currency of Switzerland.

Syndication Agents. As defined in the preamble hereto.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

TARGET Day. Any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

Taxes. Other than Excluded Taxes, all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Total Commitment. The sum of the Commitments of the Lenders, as in effect from time to time, which amount, as of the Closing Date shall not exceed $400,000,000, which amount may be increased or decreased from time to time in accordance with this Credit Agreement.

Type. As to any Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.

Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the applicable Borrower does not reimburse the Administrative Agent and the Lenders on the date specified in, and in accordance with, §4.2.

Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

1.2. Rules of Interpretation.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.

(g) All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.

(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

1.3. Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.4. Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of the Loans, the Maximum Drawing Amount of any outstanding Letters of Credit and the Unpaid Reimbursement Obligations denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Credit Agreement in connection with a Loan, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount, as determined by the Administrative Agent or the Issuing Bank, as the case may be.

1.5. Additional Alternative Currencies.

(a) A Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Drawdown Date (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the Issuing Bank, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the Issuing Bank thereof. Each Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the Issuing Bank (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Lender or the Issuing Bank, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or the Issuing Bank, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall so notify BGI and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of the making of any Eurocurrency Rate Loans; and if the Administrative Agent and the Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify BGI and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this §1.5 the Administrative Agent shall promptly so notify BGI.

1.6. Change of Currency.

(a) Each obligation of either Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Credit Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Loan made in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

(b) Each provision of this Credit Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c) Each provision of this Credit Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent, in consultation with the Borrowers, may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

2. THE REVOLVING CREDIT FACILITY.

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to BGI and/or Barnes Switzerland, and BGI and/or Barnes Switzerland may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Loan Maturity Date upon notice by BGI and/or Barnes Switzerland, as the case may be, to the Administrative Agent given in accordance with §2.6, such sums, in Dollars or in one or more Alternative Currencies, as are requested by such Borrower up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Lender’s Commitment minus such Lender’s Commitment Percentage of the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) plus the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not at any time exceed the Total Commitment at such time; and provided, further, that (a) (in the case of any such requested Revolving Credit Loan that is a Barnes Switzerland Loan) the outstanding principal amount of the Barnes Switzerland Loans (after giving effect to all amounts requested) shall not exceed the Barnes Switzerland Sublimit and (b) (in the case of any such requested Loan denominated in Alternative Currencies) the outstanding principal amount of the Loans denominated in Alternative Currencies (after giving effect to all amounts requested) shall not exceed the Alternative Currency Sublimit. The Loans shall be made pro rata in accordance with each Lender’s Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by BGI or Barnes Switzerland, as the case may be, that the conditions set forth in §11 and §12, in the case of the initial Loans to be made on the Closing Date, and §12, in the case of all other Loans, have been satisfied on the date of such request. Each Base Rate Loan shall be denominated in Dollars. Each Eurocurrency Rate Loan may be denominated in Dollars or in an Alternative Currency.

2.2. Facility Fee. BGI agrees to pay to the Administrative Agent for the accounts of the Lenders in accordance with the Lenders’ respective Commitment Percentages a facility fee (the “Facility Fee”) in Dollars calculated at the rate per annum related to the then current Applicable Margin, as set forth in the definition “Applicable Margin” in §1.1 hereof, on the Total Commitment in effect from time to time from the Closing Date to the Loan Maturity Date. The Facility Fee shall be payable quarterly in arrears on the last day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Loan Maturity Date or any earlier date on which the Commitments shall terminate.

2.3. Reduction of Total Commitment. BGI shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Administrative Agent to reduce by $5,000,000 or a whole multiple of $1,000,000 in excess thereof or to terminate entirely the Total Commitment, whereupon the Commitments of the Lenders shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of BGI delivered pursuant to this §2.3, the Administrative Agent will notify the Lenders of the substance thereof. The amount of any such Total Commitment reduction shall not be applied to the Alternative Currency Sublimit or the Letter of Credit Sublimit, unless the Total Commitment is reduced to a level below the Alternative Currency Sublimit or the Letter of Credit Sublimit, as applicable, unless otherwise specified by BGI. Upon the effective date of any such reduction or termination, BGI shall pay to the Administrative Agent for the respective accounts of the Lenders the full amount of any Facility Fee then accrued on the amount of the reduction. No reduction or termination of the Commitments may be reinstated.

2.3.1. Increase of Total Commitment. Unless a Default or Event of Default has occurred and is continuing, BGI may request, with prior written notice to the Administrative Agent, and subject to the approval of the Administrative Agent if with respect to a new lender, that the Total Commitment be increased, provided that the Total Commitment shall not, except with the consent of the Required Lenders, in any event exceed $600,000,000 hereunder, and provided, further, that (i) any Lender which is a party to this Revolving Credit Agreement prior to such increase shall have the first option to increase its Commitment hereunder, but no Lender shall have any obligation to do so, (ii) in the event that it becomes necessary to include a new Lender to provide additional funding under this §2.3.1, such new Lender must be reasonably acceptable to the Administrative Agent and BGI, and (iii) the Lenders’ Commitment Percentages shall be correspondingly adjusted, as necessary, to reflect any increase in the Total Commitment and Schedule 1 shall be amended to reflect such adjustments. Each increase in the Total Commitment shall be in a minimum aggregate amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.4. The Revolving Credit Notes. The Loans (other than those Swing Line Loans advanced by the Swing Line Lender under §2.6.2) shall be evidenced by separate promissory notes of BGI and/or Barnes Switzerland, as the case may be, in substantially the form of Exhibit A hereto (each a “Note”), dated as of the Closing Date (or such other date on which a Lender may become a party hereto in accordance with §15 hereof) and completed with appropriate insertions. One Note shall be payable to the order of each Lender in a principal amount equal to such Lender’s Commitment or, if less, the outstanding amount of all Loans made by such Lender, plus interest accrued thereon, as set forth below. BGI and/or Barnes Switzerland, as the case may be, irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Lender’s Note, an appropriate notation on such Lender’s Note Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Lender’s Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Note Record shall not limit or otherwise affect the obligations of BGI and/or Barnes Switzerland, as the case may be, hereunder or under any Note to make payments of principal of or interest on any Note when due.

2.5. Interest on Loans. Except as otherwise provided in §5.10,

(a) Each Loan which is a Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Base Rate.

(b) Each Loan which is a Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin with respect to Eurocurrency Rate Loans as in effect from time to time plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Eurocurrency Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

BGI promises to pay or, solely in the case of the Barnes Switzerland Loans, Barnes Switzerland promises to pay, interest on the Loans, as applicable, on each Interest Payment Date with respect thereto.

2.6. Requests for Loans.

2.6.1. General. BGI and/or Barnes Switzerland, as the case may be, shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed in a writing in the form of Exhibit B hereto) of each Loan requested hereunder (a “Loan Request”) no less than (a) one (1) Business Day prior to the proposed Drawdown Date of any Base Rate Loan, (b) three (3) Eurocurrency Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan denominated in Dollars, and (c) four (4) Eurocurrency Business Days (or five Business Days in the case of Special Notice Currency) prior to the proposed Drawdown Date of any Eurocurrency Rate Loan denominated in Alternative Currencies. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan, (iv) the Type of such Loan, and (v) the currency of such Loan to be borrowed. If such Borrower fails to specify a currency in a Loan Request, then the Loan so requested shall be made in Dollars. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on BGI and/or Barnes Switzerland, as the case may be, and shall obligate such Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof, and after giving effect to all Loans, all conversions of Loans from one Type to another as provided in §2.7.1, and all continuations of Loans as the same Type as provided in §2.7.2, there shall not be more than ten (10) Interest Periods in effect with respect to the Loans.

2.6.2. Swing Line. Notwithstanding the notice and minimum amount requirements set forth in §2.6.1 but otherwise in accordance with the terms and conditions of this Credit

Agreement, the Swing Line Lender may, in its sole discretion and without conferring with the Lenders, make Loans in Dollars to BGI and/or Barnes Switzerland, as the case may be, on a same day basis in a minimum aggregate amount of $100,000 and in an aggregate amount not exceeding $15,000,000 (a) by entry of credits to the applicable operating account of BGI and/or Barnes Switzerland, as the case may be (the “Operating Accounts”) with the Administrative Agent or such other account which BGI and/or Barnes Switzerland, as the case may be, has designated as such to the Administrative Agent by not less than three (3) Business Days notice, to cover checks or other charges which BGI and/or Barnes Switzerland, as the case may be, has drawn or made against such account or (b) in an amount as otherwise requested by BGI and/or Barnes Switzerland, as the case may be (such Loans made pursuant to this §2.6.2, “Swing Line Loans”). Each of the Borrowers hereby requests and authorizes the Swing Line Lender to make from time to time such Swing Line Loans by means of appropriate entries of such credits sufficient to cover checks and other charges then presented for payment from the appropriate Operating Account or as otherwise so requested. Each of the Borrowers acknowledges and agrees that the making of such Swing Line Loans shall, in each case, be subject in all respects to the provisions of this Credit Agreement as if they were Loans covered by a Loan Request including, without limitation, the limitations set forth in §2.1 and the requirements that the applicable provisions of §11 (in the case of Loans made on the Closing Date) and §12 be satisfied. All actions taken by the Swing Line Lender pursuant to the provisions of this §2.6.2 shall be conclusive and binding on BGI and/or Barnes Switzerland, as the case may be, and the Lenders absent the Swing Line Lender’s gross negligence or willful misconduct. Swing Line Loans made pursuant to this §2.6.2 shall be Base Rate Loans until converted in accordance with the provisions of the Credit Agreement and, prior to a Settlement, such interest shall be for the account of the Swing Line Lender.

2.7. Conversion Options.

2.7.1. Conversion to Different Type of Loan. The applicable Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (a) with respect to any such conversion of a Eurocurrency Rate Loan denominated in Dollars to a Base Rate Loan, the applicable Borrower shall give the Administrative Agent at least three (3) Eurocurrency Business Days prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan denominated in Dollars, the applicable Borrower shall give the Administrative Agent at least three (3) Eurocurrency Business Days prior written notice of such election; (c) with respect to any such conversion of a Eurocurrency Rate Loan denominated in Alternative Currencies, the applicable Borrower shall give the Administrative Agent at least four (4) Eurocurrency Business Days (or five Eurocurrency Business Days in the case of a Special Notice Currency) prior written notice of such election; (d) with respect to any such conversion of a Eurocurrency Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect thereto and (e) no Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurocurrency Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a Eurocurrency Rate Loan shall be irrevocable by the Borrowers. No Loan may be converted into a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

2.7.2. Continuation of Type of Loan. Any Loan of any Type may be continued as a Loan of the same Type upon the expiration of an Interest Period with respect thereto by compliance by the applicable Borrower with the notice provisions contained in §2.7.1; provided that no Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrowers’ account have actual knowledge. In the event that the applicable Borrower fails to provide any such notice with respect to the continuation of any Eurocurrency Rate Loan as such, then such Eurocurrency Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Administrative Agent shall notify the Lenders promptly when any such automatic conversion contemplated by this §2.7 is scheduled to occur. No Loan may be continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

2.7.3. Eurocurrency Rate Loans. Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

2.8. Funds for Loan.

2.8.1. Funding Procedures. Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Loans denominated in Dollars and not later than the Applicable Time specified by the Administrative Agent in the case of any Loans in an Alternative Currency, each of the Lenders will make available to the Administrative Agent, at the Administrative Agent’s Office, in Same Day Funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans for the applicable currency. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§11 and 12 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to BGI and/or Barnes Switzerland, as the case may be, the aggregate amount of such Loans made available to the Administrative Agent by the Lenders. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.

2.8.2. Advances by Administrative Agent. The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date or the Applicable Time, as the case may be, assume that such Lender has made available to the Administrative Agent on such Drawdown Date or Applicable Time, as the case may be, the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date or Applicable Time, as the case may be, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to BGI and/or Barnes Switzerland, as the case may be, a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date or Applicable Time, as the case may be, such Lender shall pay to the Administrative Agent its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is paid by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Commitment Percentage of such Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date or Applicable Time, as the case may be, the Administrative Agent shall be entitled to recover such amount from the applicable Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date or Applicable Time, as the case may be. The obligations of any Lender under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

2.9. Settlements.

2.9.1. General. On each Settlement Date, the Administrative Agent shall, not later than 11:00 a.m. (Boston time), give telephonic or facsimile notice (a) to (i) the Lenders and (ii) BGI and/or Barnes Switzerland, as the case may be, of the respective outstanding amount of Loans made by the Administrative Agent on behalf of the Lenders from the immediately preceding Settlement Date through the close of business on the prior day and the amount of any Eurocurrency Rate Loans to be made (following the giving of notice pursuant to §2.6.1(b)) on such date pursuant to a Loan Request and (b) to the Lenders of the amount (a “Settlement Amount”) that each Lender (a “Settling Lender”) shall pay to effect a Settlement of any Loan. A statement of the Administrative Agent submitted to the Lenders and BGI and/or Barnes Switzerland, as the case may be, or to the Lenders with respect to any amounts owing under this §2.9, shall be prima facie evidence of the amount due and owing. Each Settling Lender shall, not later than 3:00 p.m. (Boston time) on such Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent in the amount of the Settlement Amount for such Settling Lender. All funds advanced by any Lender as a Settling Lender pursuant to this §2.9 shall for all purposes be treated as a Loan made by such Settling Lender to BGI and/or Barnes Switzerland, as the case may be, and all funds received by any Lender pursuant to this §2.9 shall for all purposes be treated as repayment of amounts owed with respect to Loans made by such Lender. In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which any of the Borrowers is a debtor prevent a Settling Lender from making any Loan to effect a Settlement as contemplated hereby, such Settling Lender will make such dispositions and arrangements with the other Lenders with respect to such Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender’s share of the outstanding Loans being equal, as nearly as may be, to such Lender’s Commitment Percentage of the outstanding amount of the Loans.

2.9.2. Failure to Make Funds Available. The Administrative Agent may, unless notified to the contrary by any Settling Lender prior to a Settlement Date, assume that such Settling Lender has made or will make available to the Administrative Agent on such Settlement Date the amount of such Settling Lender’s Settlement Amount, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to BGI and/or Barnes Switzerland, as the case may be, a corresponding amount. If any Settling Lender makes available to the Administrative Agent such amount on a date after such Settlement Date, such Settling Lender shall pay to the Administrative Agent its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is paid by such Settling Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A statement of the Administrative Agent submitted to such Settling Lender with respect to any amounts owing under this §2.9.2 shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Settling Lender. If such Settling Lender’s Settlement Amount is not made available to the Administrative Agent by such Settling Lender within three (3) Business Days following such Settlement Date, the Administrative Agent shall be entitled to recover such amount from BGI and/or Barnes Switzerland, as the case may be, on demand, with interest thereon at the rate per annum applicable to the Loans as of such Settlement Date. The obligations of any Settling Lender under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

2.9.3. No Effect on Other Lenders. The failure or refusal of any Settling Lender to make available to the Administrative Agent at the aforesaid time and place on any Settlement Date the amount of such Settling Lender’s Settlement Amount shall not (a) relieve any other Settling Lender from its several obligations hereunder to make available to the Administrative Agent the amount of such other Settling Lender’s Settlement Amount or (b) impose upon any Lender, other than the Settling Lender so failing or refusing, any liability with respect to such failure or refusal or otherwise increase the Commitment of such other Lender.

3. REPAYMENT OF THE LOANS.

3.1. Maturity. BGI promises to pay and, solely in the case of the Barnes Switzerland Loans, Barnes Switzerland promises to pay, on the Loan Maturity Date, and there shall become absolutely due and payable on the Loan Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon; provided that BGI and/or Barnes Switzerland, as the case may be, shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Loan Maturity Date.

3.2. Mandatory Repayments of Loans. If at any time (a) the sum of the outstanding amount of the Loans, the Maximum Drawing Amount and all Unpaid Reimbursement Obligations exceeds the Total Commitment at such time or (b) the sum of the outstanding amount of all Loans denominated in Alternative Currencies exceeds the Alternative Currency Sublimit at such time, then BGI shall immediately pay or (solely in the case of the Barnes Switzerland Loans) shall cause Barnes Switzerland to pay the amount of such excess to the Administrative Agent for the respective accounts of the Lenders for application: first, to any Unpaid Reimbursement Obligations; second, to the Loans; and third, to provide to the Administrative Agent cash collateral for Reimbursement Obligations as contemplated by §4.2(b) and (c). Each payment of any Unpaid Reimbursement Obligations or prepayment of Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to each Reimbursement Obligation or (as the case may be) the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion. For the avoidance of doubt, any payments by Barnes Switzerland shall be applied solely to the Barnes Switzerland Loans or Unpaid Reimbursement Obligations or Reimbursement Obligations in respect of Letters of Credit issued for the account of Barnes Switzerland.

3.3. Optional Repayments of Loans. BGI shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, and Barnes Switzerland shall have the right, at its election, to repay the outstanding amount of the Barnes Switzerland Loans, as a whole or in part, in each case at any time without penalty or premium, provided that, subject to compliance with §5.9, any full or partial prepayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this §3.3 may be made on a day other than the last day of the Interest Period relating thereto. The applicable Borrower shall give the Administrative Agent, no later than 10:00 a.m., Boston time, (i) at least one (1) Business Day prior written notice of any proposed prepayment pursuant to this §3.3 of Base Rate Loans, (ii) at least three (3) Eurocurrency Business Days notice of any proposed prepayment pursuant to this §3.3 of Eurocurrency Rate Loans denominated in Dollars, and (iii) at least four (4) Eurocurrency Business Days (or five, in the case of prepayment of Loans denominated in Special Notice Currencies) written notice of any proposed prepayment pursuant to this §3.3 of Eurocurrency Rate Loans denominated in Alternative Currencies, in each case specifying the proposed date of prepayment of Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in an integral multiple of $1,000,000, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the applicable Borrower, first to the principal of Base Rate Loans and then to the principal of Eurocurrency Rate Loans. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

4. LETTERS OF CREDIT.

4.1. Letter of Credit Commitments.

(a) Subject to the terms and conditions hereof and the execution and delivery by the applicable Borrower of a letter of credit application on the Administrative Agent’s customary form (a “Letter of Credit Application”), the Issuing Bank on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §4.1.4 and upon the representations and warranties of the applicable Borrower contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the applicable Borrower one or more standby or documentary letters of credit denominated in Dollars or in one or more Alternative Currencies (individually, a “Letter of Credit”), in such form as may be requested from time to time by the applicable Borrower and agreed to by the Issuing Bank and the Administrative Agent; provided, however, that, after giving effect to such request, (a) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed the Letter of Credit Sublimit at any one time and (b) (i) in the case of BGI, the sum of (I) the Maximum Drawing Amount on all Letters of Credit, (II) all Unpaid Reimbursement Obligations, and (III) the amount of all Loans outstanding shall not exceed the Total Commitment at such time, and (ii) in the case of Barnes Switzerland, the sum of (I) the Maximum Drawing Amount on all Letters of Credit, (II) all Unpaid Reimbursement Obligations, (III) the amount of all Loans outstanding shall not exceed the Total Commitment at such time, and (IV) the amount of all Barnes Switzerland Loans outstanding shall not exceed the Barnes Switzerland Sublimit at such time. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) The Issuing Bank shall not issue any Letter of Credit, if:

(i) Subject to §4.1(c), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension; or

(ii) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date.

(c) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Bank in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate (A) any Laws or (B) one or more policies of the Issuing Bank, provided that such policies have been disclosed to the Borrowers prior to the request for the issuance of such Letter of Credit;

(iii) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial face amount less than $100,000;

(iv) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(v) the Issuing Bank does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(vi) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vii) a default of any Lender’s obligations to fund under §4.3 exists or any Lender which has a Revolving Credit Commitment has failed to fund any portion of any participations in Letter of Credit Obligations required to be funded by it hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the applicable Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.

4.2. Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(a) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the applicable Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount and currency thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the

Issuing Bank may require. Additionally, the applicable Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require.

(b) Promptly after receipt of any Letter of Credit Application at the address set forth in §16.6 for receiving Letter of Credit Applications and related correspondence, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in §12 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Credit Commitment Percentage times the amount of such Letter of Credit.

(c) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) If any Borrower so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, no Borrower shall be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) or (c) of §4.1 or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in §12 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(e) The Administrative Agent will notify the Lenders, on a quarterly basis, of all Letters of Credit outstanding.

4.3. Drawings and Reimbursements; Funding of Participations.

(a) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the applicable Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Borrower shall reimburse the Issuing Bank in such Alternative Currency, unless (i) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the applicable Borrower shall have notified the Issuing Bank promptly following receipt of the notice of drawing that the applicable Borrower will reimburse the Issuing Bank in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the applicable Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the applicable Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the applicable Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the Unpaid Reimbursement Obligation (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), and the amount of such Lender’s Commitment Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested a Revolving Credit Loan which is a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unpaid Reimbursement Obligation, without regard to the minimum and multiples specified in §2.6 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Commitment and the conditions set forth in §12 (other than the delivery of a Loan Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this §4.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b) Each Lender shall upon any notice pursuant to §4.3(a) make funds available to the Administrative Agent for the account of the Issuing Bank, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Commitment Percentage of the Unpaid Reimbursement Obligation not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of 4.3(c), each Lender that so makes funds available shall be deemed to have made a Revolving Credit Loan which is a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank in Dollars.

(c) With respect to any Unpaid Reimbursement Obligation that is not fully refinanced by a Revolving Credit Loan which is a Base Rate Loan because the conditions set forth in §12 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the Issuing Bank a Letter of Credit Borrowing in the amount of the Unpaid Reimbursement Obligation that is not so refinanced, which Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate set forth for Base Rate Loans in §6.11. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to §4.3(b) shall be deemed payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a Letter of Credit Advance from such Lender in satisfaction of its participation obligation under this §4.3.

(d) Until each Lender funds its Revolving Credit Loan which is a Base Rate Loan or Letter of Credit Advance pursuant to this §4.3 to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Commitment Percentage of such amount shall be solely for the account of the Issuing Bank.

(e) Each Lender’s obligation to make a Revolving Credit Loan which is a Base Rate Loan or Letter of Credit Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this §4.3, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the applicable Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make a Revolving Credit Loan which is a Base Rate Loan pursuant to this §4.3 is subject to the conditions set forth in §12 (other than delivery by the applicable Borrower of a Loan Request). No such making of a Letter of Credit Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(f) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this §4.3 by the time specified in Section §4.3(b), the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

4.4. Repayment of Participations.

(a) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s Letter of Credit Advance in respect of such payment in accordance with §4.3, if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unpaid Reimbursement Obligation or interest thereon (whether directly from the applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s Letter of Credit Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(b) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to §4.3(a) is required to be returned in connection with any proceeding under any Debtor Relief Law (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

4.5. Obligations Absolute.

The obligation of the applicable Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each Letter of Credit Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that any Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(e) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Subsidiary or in the relevant currency markets generally; or

(f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any Subsidiary.

The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will immediately notify the Issuing Bank. The applicable Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

4.6. Role of Issuing Bank.

Each Lender and each of the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for

(i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude such Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (e) of §4.5; provided, however, that anything in such clauses to the contrary notwithstanding, the applicable Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

4.7. Cash Collateral.

Upon the request of the Administrative Agent, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing and an Event of Default exists, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, the applicable Borrower shall, in each case, immediately cash collateralize the then outstanding amount of all Letter of Credit Obligations.

4.8. Applicability of ISP.

Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit.

4.9. Letter of Credit Amounts.

Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the Maximum Drawing Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the Maximum Drawing Amount thereof, the Maximum Drawing Amount of such Letter of Credit shall be deemed to be the maximum drawing amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum drawing amount is in effect at such time.

4.10. Letter of Credit Fee. The applicable Borrower shall pay a fee (the “Letter of Credit Fee”) equal to the Applicable Margin on the Maximum Drawing Amount of the Letters of Credit (other than Performance Letters of Credit), in Dollars, to the Administrative Agent for the account of the Lenders, to be shared pro rata by the Lenders in accordance with their respective Commitment

Percentages. The applicable Borrower shall pay a fee equal to one-half of the Applicable Margin on the Maximum Drawing Amount of the Performance Letters of Credit (the “Performance Letter of Credit Fee”, collectively with the Letter of Credit Fee, the “Letter of Credit Fees”) to the Administrative Agent for the account of the Lenders, to be shared pro rata by the Lenders in accordance with their respective Commitment Percentages. The Letter of Credit Fees shall be payable quarterly in arrears on the first day of each calendar quarter for the quarter just ended, with the first such payment commencing on the first such date following the date hereof, and on the Loan Maturity Date. In addition, an issuing fee (the “Issuance Fee”) equal to one eighth percent (1/8%) of the Maximum Drawing Amount with respect to each Letter of Credit shall be payable by the applicable Borrower to the Issuing Bank for its account and the applicable Borrower shall pay to the Issuing Bank any amendment, negotiation or document examination and other administrative fees charged by the Issuing Bank in connection with Letters of Credit as in effect from time to time.

5. CERTAIN GENERAL PROVISIONS.

5.1. Administrative Agent’s Fee. BGI shall pay to the Administrative Agent an Administrative Agent’s fee (the “Administrative Agent’s Fee”) as set forth in the Fee Letter.

5.2. Funds for Payments.

5.2.1. Payments to Administrative Agent. Except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments of principal, interest, Reimbursement Obligations, Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made on the due date thereof to the Administrative Agent in Dollars, for the respective accounts of the Lenders and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in Same Day Funds. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

5.2.2. No Offset, etc. All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any Taxes unless the applicable Borrower is compelled by law to make such deduction or withholding. If any such Taxes are imposed with respect to any amount payable by a Borrower hereunder or under any of the other Loan Documents, the applicable Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such Taxes been imposed. The Borrowers will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by either Borrower hereunder or under such other Loan Document. Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten (10) days after demand therefor, for the full amount of any Taxes imposed or asserted on or attributable to amounts payable under this Section paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

5.2.3. Non-U.S. Lenders. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, prior to the date of the first payment by the Borrowers hereunder to be made to such Lender or the Administrative Agent or for such Lender’s or the Administrative Agent’s account, deliver to the Borrowers and the Administrative Agent, as applicable, such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt or partially exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and BGI and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten (10) percent shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this section are no longer effective, and promptly upon BGI’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to BGI and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto). The Borrowers shall not be required to pay any additional amounts to any Non-U.S. Lender in respect of United States federal withholding tax pursuant to §5.2.2 above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of this §5.2.3; provided, however, that the foregoing shall not relieve the Borrowers of their obligation to pay additional amounts pursuant to §5.2.2 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in interpretation, administration or application thereof, a Non-U.S. Lender that was previously entitled to receive all payments under this Credit Agreement and the Notes without deduction or withholding or with reduced withholding of any United States federal income taxes is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding or that such Lender is subject to reduced withholding, as the case may be.

5.3. Computations. Except as otherwise expressly provided herein, all computations of interest, and, the Facility Fee, the Letter of Credit Fees or other fees shall be based on a 360-day year and paid for the actual number of days elapsed, except that computations based on the Base Rate (except to the extent derived from the Federal Funds Rate) shall be based on a 365 or 366, as applicable, day year and paid for the actual number of days elapsed, and computations of interest in respect of Loans denominated in Alternative Currencies as to which market practices differ from the foregoing, shall be made in accordance with such market practice. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension; provided that for any Interest Period for any Eurocurrency Rate Loan if such next succeeding Business Day falls in the next succeeding calendar month or after the Loan Maturity Date, it shall be deemed to end on the next preceding Business Day.

5.4. Inability to Determine Eurocurrency Rate. In the event, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that (a) adequate and reasonable methods do not exist for ascertaining the Eurocurrency Rate that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan (whether in Dollars or an Alternative Currency) during any Interest Period or (b) the Eurocurrency Rate determined or to be determined for such Interest Period will not, in the Administrative Agent’s reasonable opinion, adequately and fairly reflect the cost to the Lenders of making or maintaining their Eurocurrency Rate Loans during such period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrowers and the Lenders) to the Borrowers and the Lenders. In such event (i) any Loan Request or Conversion Request with respect to Eurocurrency Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (ii) each Eurocurrency Rate Loan will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (iii) the obligations of the Lenders to make Eurocurrency Rate Loans in the affected currency or currencies shall be suspended until the Administrative Agent or the Required Lenders determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrowers and the Lenders.

5.5. Illegality. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Rate Loans (whether denominated in Dollars or an Alternative Currency), such Lender shall forthwith give notice of such circumstances to the Borrowers and the other Lenders and thereupon (a) the commitment of such Lender to make Eurocurrency Rate Loans in the affected currency or currencies, or, in the case of Eurocurrency Rate Loans in Dollars, to convert Base Rate Loans to Eurocurrency Rate Loans shall forthwith be suspended and (b) such Lender’s Loans then outstanding as Eurocurrency Rate Loans shall be prepaid or, if applicable and such Loans are denominated in Dollars, converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurocurrency Rate Loans or within such earlier period as may be required by law. The Borrowers hereby agree promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §5.5, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

5.6. Additional Costs, etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender(except (A) any reserve requirement reflected in the Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below), or

(d) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans, or

(e) impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is

(i) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Commitment or any Letter of Credit, or

(ii) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment, any Letter of Credit or any of the Loans, or

(iii) to require such Lender or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from either of the Borrowers hereunder, then, and in each such case, BGI will, and, solely in the case of amounts arising from the Barnes Switzerland Loans, Barnes Switzerland will, within 30 days of demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

5.7. Capital Adequacy. If after the date hereof any Lender or the Administrative Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction, or (b) compliance by such Lender or the Administrative Agent or any corporation controlling such Lender or the Administrative Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrowers of such fact in writing. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, BGI agrees to pay or, solely in the case of the Barnes Switzerland Loans, Barnes Switzerland agrees to pay, such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined within 30 days of presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §5.8 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

5.8. Certificate. A certificate setting forth any additional amounts payable pursuant to §§5.6 or 5.7 showing the calculation in reasonable detail, submitted by any Lender or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing. The Lender or the Administrative Agent shall notify the applicable Borrower within 180 days after it becomes aware of the imposition of such additional amount or amounts; provided that if such Lender or the Administrative Agent fails to so notify such Borrower within such 180 day period, such Lender or the Administrative Agent shall not be entitled to claim any additional amount or amounts pursuant to this subsection for any period ending on a date which is prior to 180 days before such notification.

5.9. Indemnity for Eurocurrency Rate Loans. Each Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against any loss, cost or expense that such Lender may sustain or incur as a consequence of (a) default by such Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (b) default by such Borrower in making a borrowing or conversion after such Borrower has given (or is deemed to have given) a Loan Request or a Conversion

Request relating thereto in accordance with §2.6 or §2.7 or (c) the making of any payment of a Eurocurrency Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto (but excluding loss of margin), including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans. If any Lender becomes entitled to claim any payment pursuant to this §5.9, it shall notify the applicable Borrower within 60 days of the event by reason of which it has become so entitled and shall provide such Borrower with a certificate as to any additional amounts payable pursuant to this section, showing the calculation thereof in reasonable detail. Such Borrower shall promptly pay all such amounts upon receipt of Lender’s certificate.

5.10. Interest After Default.

5.10.1. Overdue Amounts. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate), including any Applicable Margin and any Mandatory Cost, until such amount shall be paid in full (after as well as before judgment).

5.10.2. Amounts Not Overdue. During the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Required Lenders pursuant to §16.12, bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate), including any Applicable Margin and any Mandatory Cost.

5.11. Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§5.6 or 5.7, (b) is unable to make or maintain Eurocurrency Rate Loans as a result of a condition described in §5.5 or (c) defaults in its obligation to make Loans in accordance with the terms of this Credit Agreement or purchase any Letter of Credit Participation, the Borrowers may, so long as no Default or Event of Default has occurred and is then continuing, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing §5.5 to be applicable), or default, as the case may be, by notice (a “Replacement Notice”) in writing to the Administrative Agent and such Affected Lender (i) request the Affected Lender to cooperate with the Borrowers in obtaining a replacement Lender satisfactory to the Administrative Agent and the Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Loans and Commitment as provided herein, but none of such Lenders shall be under an obligation to do so; or (iii) designate a Replacement Lender approved by the Administrative Agent, such approval not to be unreasonably withheld or delayed. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Loans and Commitment, then such Affected Lender shall assign, in accordance with §15, all of its Commitment, Loans, Letter of Credit Participations, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender and such Replacement Lender and/or non-Affected Lenders, as the case may be, and (B) prior to any such assignment, the applicable Borrower shall have paid to such Affected Lender all amounts properly demanded and unreimbursed under §§5.6 and 5.7. Upon the effective date of such assignment, the Borrowers shall issue replacement Notes to such Replacement Lender and/or non-Affected Lenders, as the case may be, and such institution shall become a “Lender” for all purposes under this Credit Agreement and the other Loan Documents.

6. GUARANTORS.

6.1. Guaranty by Subsidiaries.

(a) BGI shall cause each of the Significant Subsidiaries (excluding any foreign Subsidiaries) to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (i) a Guaranty in the form of Exhibit E attached hereto, and (ii) any other instruments and documents as the Administrative Agent may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of such Guaranties.

(b) To the extent any of BGI’s Subsidiaries agrees to provide a guaranty to any of the lenders under the Existing Senior Debt or other Indebtedness permitted hereunder, BGI, if requested by the Administrative Agent with 60 days prior written notice, but in no event later than the grant of such other guaranty, will cause each Subsidiary (excluding any foreign Subsidiaries) that has agreed to guaranty such other Indebtedness to become a Guarantor in accordance with (a) above.

6.2. Guaranty by BGI.

On or prior to the Closing Date, BGI shall execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (i) the BGI Guaranty in the form of Exhibit F attached hereto, and (ii) any other instruments and documents as the Administrative Agent may reasonably require, together with a legal opinion in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of the BGI Guaranty.

7. REPRESENTATIONS AND WARRANTIES.

Each of the Borrowers represents and warrants to the Lenders and the Administrative Agent as follows:

7.1. Corporate Authority.

7.1.1. Incorporation; Good Standing. Each of the Borrowers and each of their Subsidiaries (a) is a corporation (or similar business entity) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (b) has all requisite corporate (or the equivalent company) power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Material Adverse Effect.

7.1.2. Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) authority of such Person, (b) have been or will be (prior to becoming a party thereto) duly authorized by all necessary corporate (or the equivalent company) proceedings, (c) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries or any provision of the Governing Documents of the Borrowers and (d) do not conflict with any agreement or other instrument binding upon any of the Borrowers or any of their Subsidiaries, except where any such conflict would not have a Material Adverse Effect.

7.1.3. Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party, upon execution and delivery hereof or thereof, will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

7.2. Governmental Approvals. The execution, delivery and performance by any of the Borrowers and any of their Subsidiaries of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require, on the part of the Borrowers or any such Subsidiary, the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

7.3. Title to Properties. Except where the failure to do so would not have a Material Adverse Effect and would not violate this Credit Agreement, the Borrowers and their Subsidiaries own all of the assets reflected in the consolidated balance sheet of BGI and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), free from Liens other than Permitted Liens.

7.4. Financial Statements.

7.4.1. Fiscal Year. Except as set forth on Schedule 7.4.1, as of the date of this Credit Agreement, each of the Borrowers and each of their Subsidiaries has a fiscal year which is the twelve months ending on December 31 of each calendar year.

7.4.2. Financial Statements. There has been furnished to the Administrative Agent and each Lender a consolidated balance sheet of BGI and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of BGI and its Subsidiaries for the fiscal year then ended, certified by the Accountants. Such balance sheet and statement of income have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of BGI and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of any of the Borrowers or any of their Subsidiaries as of such date involving material amounts required to be disclosed under GAAP, known to the officers of BGI, which were not disclosed in such balance sheet and the notes related thereto.

7.5. No Material Adverse Changes, etc. Since the Balance Sheet Date there has been no change in the business, properties, assets or financial condition of the Borrowers and their Subsidiaries taken as a whole which has had a Material Adverse Effect. Other than as set forth on Schedule 7.5 hereto, since the Balance Sheet Date the Borrowers have not made any Restricted Payment that would violate this Credit Agreement.

7.6. Franchises, Patents, Copyrights, etc. BGI and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others, which has had, individually or in the aggregate with all such other conflicts, a Material Adverse Effect.

7.7. Litigation. Except as set forth in Schedule 7.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to BGI’s knowledge, threatened against BGI or any of its Subsidiaries before any Governmental Authority, that, so far as BGI can now reasonably foresee, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

7.8. Compliance with Other Instruments, Laws, etc. Neither BGI nor any of its Subsidiaries is in violation of any provision of its Governing Documents, or any agreement or instrument to which it is a party or by which it or any of its properties may be bound or any decree, order, judgment, law, statute, license, rule or regulation, in any of the foregoing cases in a manner that could be reasonably foreseen to have a Material Adverse Effect.

7.9. Tax Status. Each of BGI and its Subsidiaries (a) has made or filed all federal, state and material foreign income and other material tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

7.10. No Event of Default. No Default or Event of Default has occurred and is continuing.

7.11. Holding Company and Investment Company Acts. None of the Borrowers nor any of their Subsidiaries (i) is a “holding company” or a “public-utility company” under the Public Utility Holding Company Act of 2005 or those regulations publicly promulgated by the Federal Energy Regulatory Commission thereunder, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

7.12. Certain Transactions. Except for transactions permitted under §9.11 and arm’s length transactions pursuant to which BGI or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than BGI or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of BGI or any of its Subsidiaries or Affiliates is presently a party to any transaction with BGI or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

7.13. Employee Benefit Plans.

7.13.1. Relationship of Benefits to Pension Plan Assets. The aggregate present value of all benefit liabilities within the meaning of §4001 of ERISA under each Guaranteed Pension Plan did not, as of the last annual valuation date for such Plan, exceed the fair market value of the assets of such Plan allocable to such benefits by more than $500,000, all as determined in accordance with Statement of Financial Accounting Standards No. 87.

7.13.2. Prohibited Transactions. None of the Borrowers nor any ERISA Affiliate nor any Employee Benefit Plan nor any trust created thereunder, nor, to the Borrowers’ knowledge, any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in Section 4975 of the Code, or described in Section 406 of ERISA, which could subject the Borrowers, or any ERISA Affiliate, any of the Employee Benefit Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Employee Benefit Plans or any such trust to the tax or penalty on prohibited transactions imposed by said Section 4975 or by Section 502(i) of ERISA.

7.13.3. Guaranteed Pension Plans. Each contribution to a Guaranteed Pension Plan required to be made to avoid the incurrence of an accumulated funding deficiency and the notice or lien provisions of §302(f) of ERISA, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and none of the Borrowers nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC.

7.13.4. Multiemployer Plans. None of the Borrowers nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. None of the Borrowers nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

7.14. Use of Proceeds.

7.14.1. General. The proceeds of the Loans shall be used to refinance the existing senior credit facilities, and for working capital and general corporate purposes including the acquisitions permitted under §9.5.

7.14.2. Regulations U and X. No portion of any Loan will be used, and no portion of any Letter of Credit will be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

7.15. Environmental Compliance. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) none of the Borrowers, their Subsidiaries, nor to any Borrower’s nor to any of their Subsidiaries’ knowledge, any operator of the Real Estate or any operations thereon is in violation, nor, to the knowledge of any of the Borrowers or any of their Subsidiaries, is there any alleged violation, of any Environmental Laws which violation could reasonably be foreseen to have a Material Adverse Effect;

(b) none of the Borrowers nor any of their Subsidiaries has received notice from any third party including, without limitation, any Governmental Authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a Governmental Authority has conducted or has ordered that any of the Borrowers or any of their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) except as set forth on Schedule 7.15 attached hereto: (i) no portion of the Real Estate currently owned, leased or operated by any of the Borrowers or any of their Subsidiaries, or to the knowledge of any of the Borrowers or any of their Subsidiaries, formerly owned, leased or operated has been used for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate currently owned, leased or operated by any of the Borrowers or any of their Subsidiaries, or to the knowledge of any of the Borrowers or any of their Subsidiaries, formerly owned, leased or operated; (ii) in the course of any activities conducted by any of the Borrowers or any of their Subsidiaries or, to the knowledge of any of the Borrowers or any of their Subsidiaries, by operators of the Real Property currently owned, leased or operated by any of the Borrowers or any of their Subsidiaries, no Hazardous Substances have been generated or are being used on the Real Estate except in material compliance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the Real Property currently owned, leased or to the knowledge of any of the Borrowers or any of their Subsidiaries, operated by any of the Borrowers or any of their Subsidiaries, or, to the knowledge of any of the Borrowers or any of their Subsidiaries, formerly owned, leased or operated by any of the Borrowers or any of their Subsidiaries; (iv) to the knowledge of any of the Borrowers or any of their Subsidiaries there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have been transported offsite only by carriers having an identification number issued by the EPA (or the equivalent thereof in any foreign jurisdiction), treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the knowledge of any of the Borrowers or any of their Subsidiaries, operating in compliance with such permits and applicable Environmental Laws; and

(d) none of the Borrowers nor any of their Subsidiaries, nor any of the Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any Governmental Authority or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby.

7.16. Subsidiaries, etc. As of the date of this Credit Agreement, (i) the Subsidiaries of BGI (direct and indirect) are listed on Schedule 7.16, (ii) except as set forth on Schedule 7.16 hereto, neither BGI nor any Subsidiary of BGI is engaged in any joint venture or partnership with any other Person, and (iii) the jurisdiction of incorporation/formation and principal place of business of each Subsidiary of BGI is listed on Schedule 7.16 hereto.

7.17. Disclosure. None of this Credit Agreement or any of the other Loan Documents contains any untrue statement of a material fact or omits to state a material fact (known to any of the Borrowers or any of their Subsidiaries in the case of any document or information not furnished by the Borrowers or any of their Subsidiaries) necessary in order to make the statements herein or therein not misleading in light of the circumstances under which they were made.

7.18. Foreign Asset Control Regulations, Etc. Neither any of the Borrowers nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”), or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or (b) knowingly engages or will knowingly engage in any unlicensed dealings or transactions, or be otherwise associated with, any such “blocked person”.

8. AFFIRMATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

8.1. Punctual Payment. Each of the Borrowers, as applicable, will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the Facility Fee, the Administrative Agent’s Fee and all other amounts provided for in this Credit Agreement and the other Loan Documents to which BGI or any of its Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

8.2. Maintenance of Office. BGI will maintain its chief executive office in Bristol, Connecticut, or at such other place in the United States of America as BGI shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon BGI in respect of the Loan Documents to which BGI is a party may be given or made. Barnes Switzerland will maintain its chief executive office in Teufen, Switzerland and a branch office in Nevis, West Indies, or at such other place as Barnes Switzerland shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon Barnes Switzerland in respect of the Loan Documents to which Barnes Switzerland is a party may be given or made; provided that such notices, presentations and demands to or upon Barnes Switzerland simultaneously may be given or made via BGI.

8.3. Records and Accounts. Each of the Borrowers will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP, (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (c) at all times engage the Accountants and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of a successor firm as shall be satisfactory to the Administrative Agent.

8.4. Financial Statements, Certificates and Information. BGI will deliver to the Administrative Agent, with a copy for each Lender:

(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers, the consolidated balance sheet of BGI and its Subsidiaries as at the last day of such fiscal year, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP (except as required by a change in GAAP or as concurred to by the Accountants), and certified, without qualification and without an expression of uncertainty as to the ability of BGI or any of its Subsidiaries to continue as going concerns, by the Accountants, together with a written statement from the Accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default or Event of Default;

(b) as soon as practicable, but in any event not later than sixty (60) days after the end of each of the fiscal quarters of the Borrowers, copies of the unaudited consolidated balance sheet of BGI and its Subsidiaries as at the last day of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for the portion of the Borrowers’ fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the principal financial or accounting officer of BGI that the information contained in such financial statements fairly presents the financial position of BGI and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of BGI in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §10 and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(d) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of any of the Borrowers;

(e) upon request of the Administrative Agent, BGI’s annual business plan; and

(f) from time to time such other financial data and information (including accountants’ management letters) as the Administrative Agent may reasonably request.

The Administrative Agent will promptly deliver to each Lender via Intralinks or another similar electronic system (the “Platform”) (or other method of delivery permitted thereunder) copies of all information received by it pursuant to this §8.4.

The Borrowers hereby acknowledge that (i) the Administrative Agent will make available to Lenders and the Issuing Bank materials and/or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Intralinks or the Platform and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.

8.5. Notices.

8.5.1. Defaults. Promptly upon becoming aware of any such event, each of the Borrowers will notify the Administrative Agent, with a copy for each of the Lenders, in writing of the occurrence of any Default or Event of Default, together with a reasonably detailed description thereof, and the actions the Borrowers propose to take with respect thereto. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which BGI or any of its Subsidiaries is a party or obligor, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Administrative Agent, with a copy for each of the Lenders, describing the notice or action and the nature of the claimed default.

8.5.2. Notice of Litigation and Judgments. Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, with a copy for each of the Lenders, in writing within fifteen (15) days of becoming aware of (i) any litigation or proceedings threatened in writing or any pending litigation and proceedings likely to have a Material Adverse Effect, or (ii) any violation of any Environmental Law that any of the Borrowers or any of their Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any Governmental Authority affecting any of the Borrowers or any of their Subsidiaries, or (iii) any event in which any of the Borrowers or any of their Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrowers or any of their Subsidiaries that in the case of any matter referred to in clauses (i), (ii), or (iii) above, could reasonably be expected to have a Material Adverse Effect on any of the Borrowers or any of their Subsidiaries and stating the nature and status of such litigation, proceedings, violation or event. Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent, with a copy for each of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Borrowers or any of their Subsidiaries in an amount in excess of $5,000,000.

8.5.3. New Subsidiaries. Each of the Borrowers will, and will cause each of its Subsidiaries to, provide the Administrative Agent with written notice promptly following any creation or acquisition of a Subsidiary after the Closing Date.

The Administrative Agent will promptly deliver to each Lender copies of all notices and other information received pursuant to this §8.5.

8.6. Legal Existence; Maintenance of Properties. Except as otherwise permitted hereunder, each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries. Each of the Borrowers (i) will cause all of its properties and those of its Subsidiaries necessary for the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that such property will be able to serve the functions for which they are currently being used, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in similar or related businesses; provided that nothing in this §8.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and will not in the aggregate have a Material Adverse Effect.

8.7. Insurance. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent in such Borrower’s judgment.

8.8. Taxes. Each of the Borrowers will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a Lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves or otherwise made appropriate provisions therefor as required by GAAP with respect thereto; and provided further that each such Borrower and each Subsidiary will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any Lien that may have attached as security therefor.

8.9. Inspection of Properties and Books, etc.

8.9.1. General. Each of the Borrowers shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of such Borrower or any of its Subsidiaries, to examine the books of account of such Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of such Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by internal commercial finance examiners or independent auditors), all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request.

8.9.2. Communications with Accountants. Each of the Borrowers authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Accountants and authorizes the Accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of such Borrower or any of its Subsidiaries. At the request of the Administrative Agent, such Borrower shall deliver a letter addressed to the Accountants instructing them to comply with the provisions of this §8.9.2.

8.10. Compliance with Laws, Contracts, Licenses, and Permits. Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its Governing Documents, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments except for matters which, individually or in the aggregate, would not have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Borrowers or any of their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

8.11. Employee Benefit Plans. Each of the Borrowers will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA and (c) promptly furnish to the Administrative Agent a copy of all actuarial statements required to be submitted under all Applicable Pension Legislation.

8.12. Use of Proceeds. Each of the Borrowers will use the proceeds of the Loans and obtain Letters of Credit solely for the purposes set forth in §7.14.1.

8.13. Further Assurances. Each of the Borrowers will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

9. CERTAIN NEGATIVE COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligations to issue, extend or renew any Letters of Credit:

9.1. Restrictions on Indebtedness. None of the Borrowers will, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a) Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(c) Indebtedness in respect of any Derivative Contracts in the ordinary course of business;

(d) Existing Senior Debt, and refundings, replacements or refinancings thereof; provided that no such refunding or refinancing shall shorten the maturity or weighted average life to maturity or increase the principal amount of any of the Existing Senior Debt;

(e) Indebtedness of BGI’s domestic Subsidiaries not to exceed $10,000,000, including such Indebtedness outstanding on the Closing Date;

(f) Indebtedness of BGI’s foreign Subsidiaries not to exceed in the aggregate for all such foreign Subsidiaries, ten percent (10%) of Consolidated Total Assets and $50,000,000 in the aggregate for any foreign Subsidiary, including such Indebtedness outstanding on the Closing Date; provided that Indebtedness of foreign Subsidiaries that are party to the Intercreditor Agreement and all of whose lenders are party to the Intercreditor Agreement shall not be included in this calculation;

(g) Indebtedness of the Borrowers or any Subsidiary that constitutes a Synthetic Lease or Capitalized Lease or otherwise incurred to finance the acquisition of fixed or capital assets (other than pursuant to Sale Leaseback Transactions referred to in §9.1(n), whether pursuant to a loan, financing lease or otherwise) in an aggregate principal amount not to exceed $30,000,000 at any time outstanding;

(h) Indebtedness of the Borrowers or any Subsidiary in respect of Subordinated Debt;

(i) Indebtedness of the Borrowers owing to any Subsidiary of such Borrower which is expressly subordinated to the prior payment in full in cash of all Obligations on terms disclosed to and reasonably acceptable to the Administrative Agent prior to the incurrence thereof;

(j) Indebtedness of a Person outstanding at the time it is first acquired by any of the Borrowers in an acquisition permitted pursuant to §9.5.1(g), provided that any such Indebtedness was not created at the time of or in contemplation or in anticipation of such acquisition;

(k) Indebtedness of any of the Borrowers or any of their Subsidiaries incurred in connection with the issuance of any surety bonds, Performance Letters of Credit or other similar performance bonds required pursuant to any contractual Obligation or requirement of law to which any of the Borrowers or any of their Subsidiaries are subject in an aggregate principal amount not to exceed $15,000,000 at any time outstanding;

(l) additional Indebtedness of the Borrowers not exceeding $35,000,000 less any Indebtedness incurred under paragraph (g), in aggregate principal amount at any one time outstanding;

(m) Indebtedness of Subsidiaries of the Borrowers owing to any other Subsidiaries of the Borrowers or to the Borrowers which results from an Investment permitted under §9.3(g) or (i); and

(n) Indebtedness of BGI and its domestic Subsidiaries incurred in connection with Sale Leaseback Transactions, in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Notwithstanding the foregoing, the aggregate amount of (i) Indebtedness of the Borrowers (under paragraphs (j) or (l)) secured by Liens plus (ii) Indebtedness of the Borrowers’ Subsidiaries (under paragraphs (e), (f), (j) or (l)) shall not exceed fifteen percent (15%) of Consolidated Total Assets of the Borrowers, determined as of the end of the then most recently completed fiscal year of the Borrowers.

9.2. Restrictions on Liens.

9.2.1. Permitted Liens. None of the Borrowers will, nor will permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any Lien upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any receivables with or without recourse; provided that any of the Borrowers or any of their Subsidiaries may create or incur or suffer to be created or incurred or to exist:

(i) Liens to secure taxes, assessments and other government charges in respect of obligations not overdue or Liens to secure claims for labor, material or supplies in respect of obligations not overdue;

(ii) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iii) Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(iv) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens on properties in existence less than 180 days from the date of creation thereof in respect of obligations not overdue;

(v) encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens and other minor Liens, provided that none of such Liens (A) interferes materially with the use of the property affected in the ordinary conduct of the business of such Borrower or its Subsidiaries, and (B) individually or in the aggregate have a Material Adverse Effect;

(vi) Liens securing Indebtedness permitted under §9.1(g);

(vii) Liens on assets that are the subject of Sale Leaseback Transactions permitted under §9.1(n);

(viii) Other Liens in existence on the Closing Date and listed in Schedule 9.2;

(ix) Liens securing acquired indebtedness under §9.1(j), provided that such Liens secured such Indebtedness prior to the related acquisitions and are not spread to cover any additional assets or Indebtedness, and are not in violation of the final sentence of §9.1; and

(x) Other Liens in an aggregate principal amount not to exceed $25,000,000 at any time outstanding.

Each of the Borrowers covenants and agrees that if any of its Subsidiaries shall create or assume any Lien upon any of its respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens (unless prior written consent shall have been obtained from the Lenders), such Borrower will make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as such other Indebtedness shall be so secured. The covenants of each of the Borrowers contained herein shall only be in effect for so long as such Borrower shall be similarly obligated under any other Indebtedness. An Event of Default shall occur for so long as such other Indebtedness becomes secured notwithstanding any actions taken by any of the Borrowers to ratably secure the Obligations hereunder.

9.2.2. Restrictions on Negative Pledges and Upstream Limitations. None of the Borrowers will, nor will permit any of its Subsidiaries to (a) enter into or permit to exist any arrangement or agreement (excluding the Credit Agreement and the other Loan Documents) which directly or indirectly prohibits such Borrower or any of its Subsidiaries from creating, assuming or incurring any Lien upon its properties, revenues or assets or those of any of its Subsidiaries whether now owned or hereafter acquired, or (b) enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of such Borrower to pay or make dividends or distributions in cash or kind to such Borrower, to make loans, advances or other payments of whatsoever nature to such Borrower, or to make transfers or distributions of all or any part of its assets to such Borrower; in each case other than (i) restrictions on specific assets which assets are the subject of purchase money security interests to the extent permitted under §9.2.1, (ii) customary anti-assignment provisions contained in leases and licensing agreements entered into by such Borrower or such Subsidiary in the ordinary course of its business and (iii) any negative pledges granted in the Existing Senior Debt.

9.3. Restrictions on Investments. None of the Borrowers will, nor will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a) marketable direct or guaranteed obligations of the United States of America or Canada, or marketable obligations of any instrumentality or agency thereof, the payment of the principal and interest of which is unconditionally guaranteed by the United States of America or Canada;

(b) certificates of deposit or other obligations issued by, or bankers’ acceptances of, any bank or trust company organized under the laws of Brazil, Singapore, the Federal Republic of Germany, France, the United Kingdom, Japan, Canada or the United States of America or any state thereof (including foreign branches of any such bank or trust company) and having capital, surplus and undivided profits in excess of $100,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof with a maturity not in excess of 270 days from the date of acquisition thereof and that at the time of purchase have been rated and the ratings for which are not less than “P 2” if rated by Moody’s, and not less than “A 2” if rated by S&P;

(d) In the case of any foreign Subsidiary, but only with respect to countries in which such Subsidiary exists, such Investments of a comparable quality and term to the other Investments permitted by clauses (a), (b) and (c) of this §9.3 as are usually made in the jurisdiction or jurisdictions in which the business of such foreign Subsidiary is principally conducted by prudent corporate investors in like circumstances;

(e) Investments (including debt obligations and capital stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(f) Investments existing on the date hereof in Subsidiaries; and other Investments existing on the date hereof and listed on Schedule 9.3 hereto;

(g) Investments by BGI in Subsidiaries, including such Investments existing on the date hereof, not to exceed in the aggregate fifteen percent (15%) of Consolidated Total Assets; provided that the above limitation shall not apply with respect to (x) Investments made in order to effect acquisitions permitted under §9.5 or (y) Investments in Barnes Switzerland or (z) Investments in Guarantors; and provided further that notwithstanding any provision set forth in this §9.3 to the contrary, (I) Investments in the Gibraltar Subsidiary shall be limited to $100,000, and (II) Investments in the Luxembourg Subsidiaries, other than amounts being held for application to the account of BGI or Barnes Switzerland, shall be limited to $100,000;

(h) Investments consisting of permitted acquisitions under §9.5;

(i) (A) Investments by Subsidiaries of BGI in BGI, provided that any Investment by Subsidiaries in BGI must be an equity Investment or expressly subordinated to the prior payment in full in cash of all Obligations on terms disclosed to and reasonably acceptable to the Administrative Agent prior to the incurrence thereof; and (B) Investments by Subsidiaries of BGI in other Subsidiaries of BGI;

(j) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding;

(k) Investments in joint ventures; provided that the operation to be invested in is in a similar or related business and provided further that after giving effect to such joint venture, the Borrowers shall be in compliance, on a pro forma historical basis, with all financial covenants;

(l) Investments arising from payments under the BGI Guaranty or any Guaranty executed and delivered pursuant to §6.1 of this Credit Agreement; and

(m) Investments by BGI in Capital Stock of any Person, in an aggregate amount not to exceed $30,000,000 outstanding at any time.

9.4. Restricted Payments. None of the Borrowers will, nor will permit any of its Subsidiaries to make any Restricted Payments except that, so long as no Default or Event of Default then exists or would result from such payment, any of the Borrowers may (a) declare or pay any dividends, or (b) redeem, convert, retire or otherwise acquire shares of any class of its Capital Stock, provided that taking into account such Restricted Payment, the Total Commitment minus the sum of the Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall exceed the outstanding amount of Loans by $10,000,000 as of the date on which the Restricted Payment is made. Notwithstanding the above, any Subsidiary may make Distributions to the Borrowers and each of the Borrowers agrees that neither such Borrower nor any Subsidiary will enter into any agreement restricting Distributions from such Subsidiary to such Borrower.

9.5. Merger, Consolidation and Disposition of Assets.

9.5.1. Mergers and Acquisitions. None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to any merger, amalgamation or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of, or asset or stock acquisitions between existing Subsidiaries, mergers of existing Subsidiaries with and into any of the Borrowers, and asset or stock acquisitions by any of the Borrowers of the stock or assets of existing Subsidiaries, and except as otherwise provided in this §9.5.1. The Borrowers may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person provided that:

(a) the Borrowers are in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of the covenants in §9 hereof as if the transaction occurred on the first day of the period of measurement; provided, that, to the extent such acquisition will be included as an Acquired Business, the Administrative Agent shall have received an Officer’s Certificate certifying compliance with §§10.1-10.4 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement and the related documentation showing the estimated calculations (subject to any adjustments) made in determination thereof;

(b) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(c) the business to be acquired is similar to the business conducted by BGI, or businesses reasonably related or incidental thereto;

(d) not later than seven (7) days prior to the proposed acquisition date, notice of any proposed acquisition with an aggregate consideration (including assumption of indebtedness) of more than $30,000,000, together with all information reasonably requested by the Administrative Agent with respect to such acquisition (including without limitation, historical financial statements and due diligence summaries) shall have been furnished to the Administrative Agent;

(e) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(f) if such acquisition is made by a merger, BGI (or a wholly-owned Subsidiary of BGI) shall be the surviving entity; and

(g) the total consideration to be paid in connection with any acquisition or series of related acquisitions, in the form of cash and assumption of debt with respect to any such acquisition or series of related acquisitions, shall not exceed $200,000,000 without the consent of the Administrative Agent and the Required Lenders.

9.5.2. Disposition of Assets. None of the Borrowers will, nor will permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets, other than transfers of assets between such Borrower and Subsidiaries of such Borrower that would be permitted Investments under §9.3, transfers of assets from a Subsidiary of such Borrower to another Subsidiary of such Borrower, the sale of inventory or discounted receivables, the licensing of intellectual property, leases of property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; provided however, that in any fiscal year, the Borrowers may dispose of up to ten percent (10%) of its Consolidated Total Assets (calculated as of the most recent quarter end prior to any proposed disposition) in the aggregate, based on the fair market value or book value, of such assets being sold or otherwise disposed of, whichever is greater.

9.6. Sale and Leaseback. BGI will not, and will not permit any of its domestic Subsidiaries to, enter into any Sale Leaseback Transaction, except to the extent the Indebtedness incurred in connection with such Sale Leaseback Transaction and any related Lien is permitted under §§9.1(n) and 9.2.1(vii).

9.7. Compliance with Environmental Laws. Except to the extent required by the day-to-day operations of each of the Borrowers and its Subsidiaries, and in all instances in compliance in all material respects with all applicable Environmental Laws, none of the Borrowers will knowingly, and will not knowingly permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, or (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate.

9.8. Employee Benefit Plans. None of the Borrowers nor any ERISA Affiliate will:

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could have a Material Adverse Effect on such Borrower or any of its Subsidiaries; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived except for such deficiencies as would not have a Material Adverse Effect; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of such Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code;

(e) except for instances which would not have a Material Adverse Effect, permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the fair market value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities; or

(f) permit or take any action which would contravene any Applicable Pension Legislation.

9.9. Business Activities. None of the Borrowers will, nor will permit any of its Subsidiaries to, engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by them on the Closing Date and in similar or related businesses.

9.10. Fiscal Year. None of the Borrowers will, nor will permit any of its Subsidiaries to, change the date of the end of its fiscal year from that set forth in §7.4.1.

9.11. Transactions with Affiliates. None of the Borrowers will, nor will permit any of its Subsidiaries to, engage in any transaction (except transactions which in any one calendar year do not involve in the aggregate an amount in excess of $500,000) with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of such Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

10. FINANCIAL COVENANTS.

Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letters of Credit:

10.1. Interest Coverage. As of the end of any fiscal quarter, the Borrowers will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Cash Interest Expense for the four (4) consecutive fiscal quarters then ending to be less than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
12/31/2005 — 9/30/2007	4.25:1
12/31/2007 — Thereafter	4.50:1

10.2. Leverage Ratio. As of the end of any fiscal quarter, the Borrowers will not permit the ratio of Consolidated Total Debt (excluding, for purposes of calculation of the Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending (the “Leverage Ratio”) to be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
12/31/2005 — 9/30/2007	4.00:1
12/31/2007 — Thereafter	3.75:1

10.3. Senior Leverage Ratio. As of the end of any fiscal quarter, the Borrowers will not permit the ratio of Consolidated Senior Debt (excluding, for purposes of calculation of the Senior Leverage Ratio, reverse interest rate swap contracts) as at such date to Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending (the “Senior Leverage Ratio”) to be more than the applicable ratio set forth in the table below:

For the Four Quarters Ending	Ratio
12/31/2005 — 9/30/2007	3.25:1
12/31/2007 — Thereafter	3.00:1

10.4. Consolidated Net Worth. The Borrowers will not permit Consolidated Net Worth at any time to be less than $316,000,000 plus fifty percent (50%) of the Borrowers’ Consolidated Net Income for the final fiscal quarter of 2005 and for each fiscal year thereafter (but without deduction for any fiscal year in which Consolidated Net Income is a negative amount), with the annual adjustments to be applicable as of December 31, 2005 and as of the end of each subsequent fiscal year.

11. CLOSING CONDITIONS.

The obligations of the Lenders to make the initial Loans, and of the Administrative Agent to issue any initial Letters of Credit, shall be subject to the satisfaction of the following conditions precedent:

11.1. Loan Documents etc. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. Each Lender shall have received a fully executed copy of each such document.

11.2. Certified Copies of Governing Documents. Each of the Lenders shall have received from each of the Borrowers a copy, certified by a duly authorized officer of such Borrower to be true and complete on the Closing Date, of each of its Governing Documents as in effect on such date of certification.

11.3. Corporate or Other Action. All corporate (or other) action necessary for the valid execution, delivery and performance by each of the Borrowers of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to each of the Lenders.

11.4. Incumbency Certificate. Each of the Lenders shall have received from each of the Borrowers an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, each of the Loan Documents; (b) to make Loan Requests and Conversion Requests and to apply for Letters of Credit; and (c) to give notices and to take other action under the Loan Documents.

11.5. Solvency Certificate. Each of the Lenders shall have received an officer’s certificate of BGI dated as of the Closing Date, signed on behalf of BGI (and not individually), as to the solvency of BGI and its Subsidiaries on a consolidated basis following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Lenders.

11.6. Opinions of Counsel. Each of the Lenders and the Administrative Agent shall have received (a) favorable legal opinions, including without limitation as to the matters set forth in §6.2 hereto, addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Signe S. Gates, Esq., General Counsel, and Nixon Peabody LLP, special counsel to BGI, and (b) a favorable legal opinion, addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from Schellenberg Wittmer, special Swiss counsel to the Administrative Agent.

11.7. Payment of Fees. The Borrowers shall have paid to the Lenders or the Administrative Agent, as appropriate, all the Fees due on the Closing Date, including without limitation (a) the Administrative Agent’s Fee, and (b) the fee payable pursuant to Section 2 of the Fee Letter (the “Amendment Fee”).

11.8. Financial Statements. The Administrative Agent shall have received copies of financial statements for March 31, 2006, and the Administrative Agent shall be satisfied that such financial statements fairly present the financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended.

11.9. Intercreditor Arrangements. The Intercreditor Agreement shall have been duly executed and delivered to the Administrative Agent by the respective parties thereto, and shall be in full force and effect.

11.10. Existing Credit Agreement. All amounts outstanding under the Existing Credit Agreement shall have been paid in full, all commitments thereunder of lenders who are not parties to this Credit Agreement shall have been terminated and all commitments thereunder of the Lenders party to this Credit Agreement shall be evidenced only by this Credit Agreement.

12. CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make the Loans, and of the Administrative Agent to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

12.1. Representations True; No Default or Event of Default. Each of the representations and warranties of any of the Borrowers contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

12.2. No Legal Impediment. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Administrative Agent would make it illegal for the Administrative Agent to issue, extend or renew such Letter of Credit.

12.3. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto (including the financial projections delivered to the Administrative Agent) shall be satisfactory in substance and in form to the Lenders and to the Administrative Agent and the Administrative Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request.

12.4. No Material Adverse Change. No change in the business, properties, assets or financial condition of the Borrowers and their Subsidiaries taken as a whole which would be reasonably likely to result in a Material Adverse Effect shall have occurred since the Balance Sheet Date.

12.5. Alternative Currencies. In the case of a Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent, the Required Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Bank (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan to be denominated in the relevant Alternative Currency.

13. EVENTS OF DEFAULT; ACCELERATION; ETC.

13.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur and be continuing:

(a) BGI shall fail to pay any principal of the Loans or any Reimbursement Obligation in respect of Letters of Credit, or Barnes Switzerland shall fail to pay any principal of the Barnes Switzerland Loans or any Reimbursement Obligation in respect of Letters of Credit issued for the account of Barnes Switzerland, in the currency required hereunder, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) BGI shall fail to pay any interest on the Loans, any Fees, or other sums due hereunder or under any of the other Loan Documents, or Barnes Switzerland shall fail to pay any interest on the Barnes Switzerland Loans, any Fees due and payable by Barnes Switzerland, or other sums due and payable by Barnes Switzerland hereunder or under any of the other Loan Documents, in each case within five (5) Business Days of when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) any of the Borrowers shall fail to comply with any of its covenants contained in §§8.1, 8.4, 8.5.1, the first sentence of 8.6, 8.12, 8.13, Article 9 or Article 10;

(d) any of the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §13.1) for thirty (30) days after written notice of such failure has been given to such Borrower by the Administrative Agent;

(e) any representation or warranty of any of the Borrowers in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement, including, without limitation, the Intercreditor Agreement, shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) any of the Borrowers or any of their Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Lease, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Lease in each case in excess of $20,000,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof, or any such holder or holders shall rescind or shall have a right to rescind the purchase of any such obligations;

(g) any of the Borrowers or any Significant Subsidiary shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of such Borrower or such Significant Subsidiary or of any substantial part of the assets of such Borrower or such Significant Subsidiaries or shall commence any case or other proceeding relating to such Borrower or such Significant Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any of the Borrowers or any Significant Subsidiary and such Borrower or such Significant Subsidiary shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any of the Borrowers or any Significant Subsidiary bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any of the Borrowers or any Subsidiary of the Borrowers in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, any final judgment against any of the Borrowers or any of their Subsidiaries that, with other outstanding final judgments, undischarged, against any of the Borrowers or any of their Subsidiaries exceeds in the aggregate $20,000,000;

(j) if the Intercreditor Agreement or any of the Loan Documents shall be cancelled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind the Intercreditor Agreement or any of the Loan Documents shall be commenced by or on behalf of any of the Borrowers or their stockholders or, in the case of the Intercreditor Agreement, their creditors, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, the Intercreditor Agreement or any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $10,000,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $10,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any Borrower or any of their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) any of the Borrowers or any Significant Subsidiary shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(m) there shall occur any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than thirty (30) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Borrower or any Significant Subsidiary if such event or circumstance is not covered by business interruption insurance and could reasonably be foreseen to have a Material Adverse Effect;

(n) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any of the Borrowers’ Subsidiaries if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect;

(o) a Change of Control shall occur;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §§13.1(g) or 13.1(h), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

13.2. Termination of Commitments. If any one or more of the Events of Default specified in §13.1(g) or §13.1(h) shall occur and be continuing, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrowers and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrowers, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans and the Administrative Agent shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrowers of any of the Obligations.

13.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §13.1, each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Lenders but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

14. THE ADMINISTRATIVE AGENT.

14.1. Authorization.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under any of the other Loan Documents and any related documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b) The relationship between the Administrative Agent and each of the Lenders is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders;

(c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan

Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

(d) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this §14 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this §14 included the Issuing Bank with respect to such acts or omissions (and including any affiliates of the Issuing Bank and the officers, directors, employees, agents and attorneys-in-fact of the Issuing Bank and any affiliates), and (ii) as additionally provided herein with respect to the Issuing Bank.

(e) The Lenders authorize the Administrative Agent to enter into the Intercreditor Agreement. The Administrative Agent shall act on behalf of the Lenders with respect to the Intercreditor Agreement, and the Lenders agree to be bound by the terms thereof.

(f) The provisions of this §14 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and none of the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

14.2. Employees and Administrative Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

14.3. No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. With respect to the Lenders, the Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, is contrary to any Loan Document or applicable law; provided further that, the Administrative Agent shall not be required to take any action (other than an action expressly required by this Credit Agreement to be taken by it under such circumstances) that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability. The Administrative Agent shall in all cases be fully protected, as against the Lenders, in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.

14.4. No Representations.

14.4.1. General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents, the Intercreditor Agreement, or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of any of the Borrowers or any of their Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or to inspect any of the properties, books or records of any of the Borrowers or any of their Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any of the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of any of the Borrowers or any of their Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

14.4.2. Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §11, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger acting upon any Borrower’s account shall have received notice from such Lender not less than three days prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Closing Date.

14.5. Payments.

14.5.1. Payments to Administrative Agent. A payment by any of the Borrowers to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

14.5.2. Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.5.3. Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (b) to comply with the provisions of §16.1 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from any of the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

14.6. Holders of Notes. The Administrative Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

14.7. Indemnity. To the extent not reimbursed by the Borrowers, the Lenders ratably agree hereby to indemnify and hold harmless the Administrative Agent and its Affiliates (including any of the officers, directors, employees, agents and attorneys-in-fact of any thereof) (each an “Indemnified Party”) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Indemnified Party has not been reimbursed by the

Borrowers as required by §16.3), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or such Indemnified Party’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by such Indemnified Party’s willful misconduct or gross negligence, or, in the absence of instruction or concurrence of the Required Lenders, breach of contract.

14.8. Administrative Agent as Lender; Etc.. In its individual capacity, Bank of America shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes and as the purchaser of any Letter of Credit Participations, as it would have were it not also the Administrative Agent. None of the Documentation Agents or Syndication Agents shall have any obligation, liability, responsibility or duty under this Credit Agreement or the other Loan Documents other than as a Lender hereunder.

14.9. Resignation. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. Provided that no Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrowers. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (x) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (y) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this §14.9. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this §14.9). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 14 and §14.9 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

14.10. Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that upon receipt of any notice under this §14.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.

14.11. Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any of the Borrowers or any of their Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any of the Borrowers) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the terms of this Credit Agreement) allowed in such proceeding or under any such assignment; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel due the Administrative Agent under the terms of the Credit Agreement, and any other amounts due the Administrative Agent under the terms of this Credit Agreement.

(c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

15. ASSIGNMENT AND PARTICIPATION.

15.1. General Conditions and Conditions to Assignment.

The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except:

(a) any Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and its risk associated with Letters of Credit); provided that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers, otherwise consent (each such consent not to be unreasonably withheld or delayed);

(ii) the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register (as hereinafter defined), an Assignment and Assumption, substantially in the form of Exhibit D attached hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment, a processing and recordation fee (the “Assignment Fee”) in the amount of $2,500 for each assignment, or as otherwise set forth in Schedule 15.1, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, provided however that the Administrative Agent may, in its sole discretion, elect to waive the Assignment Fee in the case of any assignment;

(iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not apply to rights in respect of Loans made pursuant to §2.6.2; and

(iv) (A) any assignment of a Commitment must be approved by the Administrative Agent, the Issuing Bank and the Swing Line Lender, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and (B) unless an Event of Default has occurred and is continuing, in the case of any assignment to an Eligible Assignee who would impose costs or burdens on the Borrowers under §§5.2.2, 5.2.3, 5.5, 5.6, and/or 5.7 not applicable to the assigning Lender (or in the aggregate greater than any such costs or burdens imposed by the assigning Lender), such assignment must be approved by the Borrowers (each such approval, whether referred to in clause (A) or (B), not to be unreasonably withheld or delayed).

Subject to the approvals pursuant to §15.1(a)(iv), upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (z) the assigning Lender shall, to the extent of its interest being assigned by such Assignment and Assumption (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto), be released from its obligations under this Credit Agreement, but, notwithstanding such assignment, shall continue to be entitled to the benefits of (i) §§5.2.2, 5.6, 5.7 and 5.9 and (ii) §16.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §15.4;

(b) by way of participation in accordance with the provisions of §15.4.; or

(c) by way of pledge or assignment of a security interest subject to the restrictions of §15.7 (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §15.4 and, to the extent expressly contemplated hereby, the respective Affiliates, directors, officers, employees, agents and advisors of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

15.2. Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

(a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,

(b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrowers and their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §7.4 and §8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption;

(d) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

(e) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(f) such assignee confirms that is has received a copy of the Intercreditor Agreement and agrees to be bound to the terms therein;

(g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender;

(h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption;

(i) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit;

(j) such assignee acknowledges that it has complied with the provisions of §5.2.3 to the extent applicable; and

(k) such assignee represents and warrants that it is an Eligible Assignee.

15.3. Register. The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

15.4. Participations. Each Lender may sell participations to one or more Persons (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) except in the case of any such participation sold to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, each such participation shall be in an amount of not less than $5,000,000, or shall be in an amount of such Lender’s entire remaining Commitment and the Loans at the time owing to it, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers, (c) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (d) the Borrowers, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans subject to such participation, extend the term or increase the amount of the Commitment of such Lender as it relates to such Participant, reduce the amount of any Facility Fee or Letter of Credit Fees or other fees to which such Participant is entitled, or extend any regularly scheduled payment date for principal or interest with respect to Loans subject to such participation. Subject to §15.5, the Borrowers agree that each Participant shall be entitled to the benefits of §§5.2.2, 5.6, 5.7 and 5.9 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §15.1. To the extent permitted by law, each Participant also shall be entitled to the benefits of §16.1 as though it were a Lender, provided such Participant agrees to be subject to §16.1 as though it were a Lender.

15.5. Limitation upon Participant Rights.

A Participant shall not be entitled to receive any greater payment under §§5.2.2, 5.6 and 5.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent.

15.6. Assignee or Participant Affiliated with the Borrowers. If any assignee Lender is an Affiliate of any Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §13.1 or §13.2, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a Participant, and such Participant is any Borrower or an Affiliate of any Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §13.1 or §13.2 to the extent that such participation is beneficially owned by any Borrower or any Affiliate of any Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation.

15.7. Miscellaneous Assignment Provisions. Any Lender may at any time pledge or assign a security interest in all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a fund that invests in bank loans, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such fund as security for such obligations or securities or any institutional custodian for such fund or for such lender. Any foreclosure or similar action by any Person in respect of such pledge or assignment shall be subject to the other provisions of this §15. No such pledge or the enforcement thereof shall release the pledgor Lender from any of its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the pledgee thereof, or affect any rights or obligations of the Borrowers or Administrative Agent hereunder.

15.8. Resignation After Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to §15.1, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as Issuing Bank and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as Issuing Bank or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swing Line Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights and obligations of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Unpaid

Reimbursement Obligations plus the Maximum Drawing Amount with respect thereto (including the right to require the Lenders to make Base Rate Loans or make payments with respect to Reimbursement Obligations). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to §2.10.

16. PROVISIONS OF GENERAL APPLICATIONS.

16.1. Setoff. Each Borrower hereby grants to the Administrative Agent, each of the Lenders and each Lender Affiliate, a right of setoff as security for all of its liabilities and obligations to the Administrative Agent and each Lender, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of the Administrative Agent or such Lender or any Lender Affiliate and their successors and assigns or in transit to any of them. Regardless of the adequacy of any collateral, (i) if any of the Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or any Lender Affiliate to BGI and any securities or other property of BGI in the possession of such Lender or any Lender Affiliate may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of BGI to such Lender, or (ii) if any of the Barnes Switzerland Obligations are due and payable and have not been paid or any Event of Default shall have occurred, any deposits or other sums credited by or due from any of the Lenders or any Lender Affiliate to Barnes Switzerland and any securities or other property of Barnes Switzerland in the possession of such Lender or any Lender Affiliate may be applied to or set off by such Lender against the payment of the Barnes Switzerland Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Barnes Switzerland to such Lender. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BGI OR BARNES SWITZERLAND, AS THE CASE MAY BE, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. Each of the Lenders agrees with each other Lender that if such Lender shall receive from BGI and/or Barnes Switzerland, as the case may be, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, or constituting Reimbursement Obligations owed to, such Lender by proceedings against BGI and/or Barnes Switzerland, as the case may be, at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by, or Reimbursement Obligations owed to, such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by, and Reimbursement Obligations owed to, all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or Reimbursement Obligations owed it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

16.2. Expenses. The Borrowers agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the

Administrative Agent or any of the Lenders (other than taxes based upon the Administrative Agent’s or any Lender’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Administrative Agent and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Administrative Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any collateral, (f) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (g) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Administrative Agent in connection with (x) the enforcement of or preservation of rights under any of the Loan Documents against any of the Borrowers or any of their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (y) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with any of the Borrowers or any of their Subsidiaries, and (h) all reasonable fees, expenses and disbursements of any Lender or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings. The covenants contained in this §16.2 shall survive payment or satisfaction in full of all other obligations.

16.3. Indemnification. Each of the Borrowers and the Guarantors agrees to indemnify and hold harmless the Administrative Agent, the Lenders and their respective Affiliates, officers, directors and employees (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by any of the Borrowers or any their Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Administrative Agent upon the transfer of funds from lock box, bank agency, concentration accounts or otherwise under any cash management arrangements with any Borrower or any Subsidiary or in connection with the provisional honoring of funds transfers, checks or other items, (c) any of the Borrowers or any of their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (d) with respect to any of the Borrowers and any of their Subsidiaries and each such Borrower’s or Subsidiary’s respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Indemnitee shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through Intralinks or other similar information transmission systems in connection with this Credit Agreement or for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except, in each case, to the extent such damages are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or breach of contract relating to its treatment or handling of such Intralinks information, electronic telecommunications or other information transmission system. If, and to the extent that the obligations of the Borrowers under this §16.3 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §16.3 shall survive payment or satisfaction in full of all other Obligations.

16.4. Treatment of Certain Confidential Information.

16.4.1. Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any of the Borrowers or any of their Subsidiaries pursuant to this Credit Agreement that is identified by such Person as being confidential at the time the same is delivered to the Lenders or the Administrative Agent, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §16.4, or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrowers who is not bound by obligations of confidentiality to the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Administrative Agent, or to auditors or accountants, (e) to the Administrative Agent, any Lender or, solely in connection with this Credit Agreement and the transactions contemplated hereby, any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) solely in connection with this Credit Agreement and the transactions contemplated hereby, to a Lender Affiliate or a Subsidiary or Affiliate of the Administrative Agent (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §16.4 or (i) with the consent of the Borrowers. Moreover, each of the Administrative Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and any of their Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Administrative Agent, such Lender or such Financial Affiliate and, for such purpose, the Administrative Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses; provided that the Borrowers be provided with notice and opportunity to review such use to ensure consistency of presentation.

16.4.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

16.4.3. Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrowers or any of their Subsidiaries. The obligations of each Lender under this §16.4 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to any Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.

16.5. Survival of Covenants, Etc. All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Borrowers or any of their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Administrative Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement, subject to, in each case the applicable statute of limitations. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of any of the Borrowers or any of their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.

16.6. Notices, Etc.

16.6.1. Notices Generally. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a) if to BGI, at 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, Attention: Treasurer, or at such other address for notice as BGI shall last have furnished in writing to the Administrative Agent, with a copy to 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, Attention: General Counsel;

(b) if to Barnes Switzerland, at 1426 Palm Grove Villas, Four Seasons Estate, Nevis, West Indies, Attention: Treasurer, or at such other address for notice as Barnes Switzerland shall last have furnished in writing to the Administrative Agent, with a copy to BGI, 123 Main Street, P.O. Box 489, Bristol, Connecticut 06011, Attention: General Counsel;

(c) if to the Administrative Agent or the Issuing Bank, at the addresses set forth on Schedule 16.6.1 hereto, or such other address for notice as the Administrative Agent or the Issuing Bank shall last have furnished in writing to the Person giving the notice; and

(d) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof. Any notice or other communication to be made hereunder or under the Notes or any Letter of Credit Applications, even if otherwise required to be in writing under other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, may alternatively be made in an electronic record transmitted electronically under such authentication and other procedures as the parties hereto may from time to time agree in writing (but not an electronic record), and such electronic transmission shall be effective at the time set forth in such procedures. Unless otherwise expressly provided in such procedures, such an electronic record shall be equivalent to a writing under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications, and such authentication, if made in compliance with the procedures so agreed by the parties hereto in writing (but not an electronic record), shall be equivalent to a signature under the other provisions of this Credit Agreement, the Notes or any Letter of Credit Applications. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

16.6.2. Electronic Communications.

Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to §§2.6, 3.3 and 4.1. The Administrative Agent or the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to reasonably rely and act in good faith upon any notices (including telephonic Loan Requests, including requests for Swing Line Loans) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the directors, officers, employees, agents and advisors of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person pursuant to this §16.6 on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

16.7. GOVERNING LAW; SUBMISSION TO JURISDICTION. THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. EACH BORROWER CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON SUCH BORROWER IN ACCORDANCE WITH LAW AT THE ADDRESS SPECIFIED IN §16.6. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

16.8. Headings. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

16.9. Counterparts. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

16.10. Entire Agreement, Etc. The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §16.12.

16.11. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING

OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER, THE ADMINISTRATIVE AGENT OR ANY AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER, THE ADMINISTRATIVE AGENT OR SUCH AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT, AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS BECAUSE OF, AMONG OTHER THINGS, SUCH BORROWER’S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

16.12. Consents, Amendments, Waivers, Etc. Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or any of their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Required Lenders. Notwithstanding the foregoing, no amendment, modification or waiver shall:

(a) without the written consent of the Borrowers and each Lender directly affected thereby:

(i) reduce or forgive the principal amount of any Loans or Reimbursement Obligations, or reduce the rate of interest on the Notes or the amount of the Facility Fee or Letter of Credit Fees or eliminate indemnity rights in favor of such Lender;

(ii) increase the amount of such Lender’s Commitment or extend the expiration date of such Lender’s Commitment;

(iii) postpone or extend the Loan Maturity Date or any other regularly scheduled dates for payments of principal of, or interest on, the Loans or Reimbursement Obligations or any Fees or other amounts payable to such Lender, or extend the termination of any Letters of Credit for which such Lender has a Letter of Credit Participation beyond the Loan Maturity Date;

(b) without the written consent of all of the Lenders, release any of the Significant Subsidiaries from its guaranty obligations under the Guaranty to which it is a party (it being understood that this limitation shall not apply to any release related to transactions permitted by §9.5), release BGI from its guaranty obligations under the BGI Guaranty, amend or waive this §16.12 or the definition of Required Lenders (it being understood that the addition of one or more additional credit facilities, the allowance of the credit extensions, interest and fees thereunder to share ratably or on a subordinated basis with the Loans, Letters of Credit, interest and Fees in the benefits of the Loan Documents and the inclusion of the holders of such facilities in the determination of Required Lenders shall require only the approval of the Required Lenders);

(c) without the written consent of each Lender, amend §1.5 or the definition of “Alternative Currency”; and

(d) without the written consent of the Administrative Agent, amend or waive §14, the amount or time of payment of the Administrative Agent’s Fee or any Letter of Credit Fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent.

No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

16.13. Severability. The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

16.14. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

16.15. Liability for the Obligations.

(a) Notwithstanding anything herein to the contrary, BGI covenants and agrees that all Obligations with respect to all Loans, Reimbursement Obligations and any other Obligations payable to the Administrative Agent or any of the Lenders shall constitute the obligations of BGI individually.

(b) Notwithstanding any other provision hereof or of any other Loan Document, Barnes Switzerland shall have no liability for any Obligations other than the Barnes Switzerland Obligations, or for any other liability or obligation of BGI.

16.16. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the

Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

17. TRANSITIONAL ARRANGEMENTS.

17.1. Existing Credit Agreement Superseded. This Credit Agreement shall on the Closing Date supersede the Existing Credit Agreement in its entirety, except as provided in this §17. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by the Credit Agreement and all outstanding letters of credit issued by Bank of America for the account of BGI prior to the Closing Date (the “Existing Letters of Credit”) shall, for the purposes of this Credit Agreement, be Letters of Credit.

17.2. Return and Cancellation of Notes. Upon receipt by any Lender of its Notes hereunder on the Closing Date, any “Notes” of BGI held by such Lender pursuant to and as defined in the Existing Credit Agreement shall be deemed to be no longer outstanding. As soon as reasonably practicable after its receipt of its Notes hereunder on the Closing Date, each Lender will promptly return to BGI, marked “Substituted” or “Cancelled”, as the case may be, any notes of BGI held by such Lender pursuant to the Existing Credit Agreement.

17.3. Interest and Fees Under Superseded Agreement. All interest and fees and expenses, if any, including outstanding commitment fees, owing or accruing under or in respect of the Existing Credit Agreement through the Closing Date shall be calculated as of the Closing Date (prorated in the case of any fractional periods), and shall be paid as of the Closing Date. Commencing on the Closing Date and all periods going forward, the Facility Fee shall be payable by the Borrowers to the Administrative Agent for the account of the Lenders in accordance with §2.2.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

BARNES GROUP INC.

By:	/S/ William C. Denninger
William C. Denninger
Senior Vice President, Finance and
Chief Financial Officer

By:	/S/ Lawrence W. O’Brien
Lawrence W. O’Brien
Vice President, Treasurer

BARNES GROUP SWITZERLAND GmbH

By:	/S/ Pieter Van Tol
Pieter Van Tol
Director

BANK OF AMERICA, N.A., individually, as Issuing Bank and as Swing Line Lender

By:	/S/ Kenneth S. Struglia
Kenneth S. Struglia
Managing Director

BANK OF AMERICA, N.A., as Administrative Agent

By:	/S/ Matthew C. Correia
Matthew C. Correia
AVP

KEYBANK NATIONAL ASSOCIATION, individually and as Co-Syndication Agent

By:	/S/ Suzannah Harris
Name:	Suzannah Harris
Title:	Vice President

JPMORGAN CHASE BANK, N.A., individually and as Co-Syndication Agent

By:	/S/ Peter M. Killea
Name:	Peter M. Killea
Title:	Vice President

LASALLE BANK NATIONAL ASSOCIATION,
individually and as Co-Documentation Agent

By:	/S/ Lincoln Schoff
Name:	Lincoln Schoff
Title:	Senior Vice President

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND, individually and as Co-Documentation Agent

By:	/S/ Gwen Evans
Name:	Gwen Evans
Title:	Authorized Signatory

By:	/S/ Baris O’Brian
Name:	Baris O’Brian
Title:	Authorized Signatory

HSBC BANK USA NATIONAL ASSOCIATION

By:	/S/ Robert H. Rogers
Name:	Robert H. Rogers
Title:	First Vice President

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/S/ Richard A. O’Brien
Name:	Richard A. O’Brien
Title:	Senior Vice President

THE BANK OF NEW YORK

By:	/S/ Kenneth P. Sneider, Jr.
Name:	Kenneth P. Sneider, Jr.
Title:	Vice President

BANK OF TOKYO-MITSUBISHI UFJ TRUST COMPANY

By:	/S/ Lillian Kim
Name:	Lillian Kim
Title:	Vice President

BRANCH BANKING AND TRUST COMPANY

By:	/S/ Gregory A. Drabik
Name:	Gregory A. Drabik
Title:	Assistant Vice President

CITIBANK, N.A.

By:	/S/ William McAndrew
Name:	William McAndrew
Title:	Vice President

CITIZENS BANK OF MASSACHUSETTS

By:	/S/ Limei Yang
Name:	Limei Yang
Title:	Vice President

COMERICA BANK

By:	/S/ Stacey V. Judd
Name:	Stacey V. Judd
Title:	Vice President

DBS BANK LTD., LOS ANGELES AGENCY

By:	/S/ Andrew Ko
Name:	Andrew Ko
Title:	General Manager

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/S/ Jordan R. Fragiacomo
Name:	Jordan R. Fragiacomo
Title:	Vice President

MELLON BANK, N.A.

By:	/S/ William M. Feathers
Name:	William M. Feathers
Title:	Vice President

SOCIÉTÉ GÉNÉRALE

By:	/S/ R.D. Boyd Harman
Name:	R.D. Boyd Harman
Title:	Vice President

Exhibit A

FORM OF

[THIRD]*/ [SECOND]**/ AMENDED AND RESTATED REVOLVING CREDIT NOTE

[$]	June 23, 2006

FOR VALUE RECEIVED, the undersigned [BARNES GROUP INC., a Delaware corporation]*** / [BARNES GROUP SWITZERLAND GmbH, a limited liability company organized under the laws of Switzerland]****/ (the “Borrower”), hereby promises to pay to the order of [                                ], a[an] [            ] (the “Lender”), at the Administrative Agent’s office at 100 Federal Street, Boston, Massachusetts 02110:

(a) prior to or on the Loan Maturity Date the principal amount of                      [DOLLARS ($             )] or, if less, the aggregate unpaid principal amount of Revolving Credit Loans advanced by the Lender to the Borrower pursuant to the Third Amended and Restated Revolving Credit Agreement dated as of June 23, 2006 (as amended and in effect from time to time, the “Credit Agreement”), by and among the Borrower, the Lender, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”) and other parties thereto;

(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the maturity date hereof at the times and at the rate provided in the Credit Agreement.

[This Third Amended and Restated Revolving Credit Note (this “Note”) constitutes the amendment and restatement in its entirety of the Second Amended and Restated Revolving Credit Note, dated as of January 11, 2006, issued by the Borrower to the Lender in the principal amount of $[                    ] (the “Prior Note”), and is in substitution therefor and an amendment and replacement thereof. Nothing herein shall be construed to constitute payment of the Prior Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of the Administrative Agent, the Lender, or any other Lender under the Credit Agreement.] */

[This Second Amended and Restated Revolving Credit Note (this “Note”) constitutes the amendment and restatement in its entirety of the Amended and Restated Revolving Credit Note, dated as of January 11, 2006, issued by the Borrower to the Lender in the principal amount of $[                    ] (the “Prior Note”), and is in substitution therefor and an amendment and replacement thereof. Nothing herein shall be construed to constitute payment of the Prior Note or to release or

*/	Bracketed text to be inserted if Note is a replacement of a Second Amended and Restated Note.
**/	Bracketed text to be inserted if Note is a replacement of an Amended and Restated Note.
***	/ Bracketed text to be inserted if Barnes Group Inc. is the Borrower executing and delivering this Note.
****	/ Bracketed text to be inserted if Barnes Group Switzerland GmbH is the Borrower executing and delivering this Note.

terminate any guaranty or lien, mortgage, pledge or other security entered in favor of the Administrative Agent, the Lender, or any other Lender under the Credit Agreement.] **/

This Note evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Lender and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Borrower irrevocably authorizes the Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Lender with respect to any Revolving Credit Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Lender, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Lender or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Lender or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. THE BORROWER CONSENTS AND AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING

THEREIN AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §16.6 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this Note to be signed in its corporate name and its corporate seal to be impressed thereon by its duly authorized officer as of the day and year first above written.

[Corporate Seal]

[BARNES GROUP INC.

By:
Name:	William C. Denninger
Title:	Senior Vice President, Finance and Chief Financial Officer

By:
Name:	Lawrence W. O’Brien
Title:	Vice President, Treasurer] *** /

[BARNES GROUP SWITZERLAND GmbH

By:
Name:
Title:

By:
Name:
Title:	]**** /

***	/ Bracketed text to be inserted if Barnes Group Inc. is the Borrower executing and delivering this Note.
****	/ Bracketed text to be inserted if Barnes Group Switzerland GmbH is the Borrower executing and delivering this Note.

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

Exhibit B

FORM OF LOAN REQUEST

                         ,

Bank of America, N.A., as Administrative Agent

100 Federal Street

Boston, Massachusetts 02110

Re:	[Loan] [Conversion] [Continuation] Request under Third Amended and Restated Revolving Credit Agreement, dated as of June 23, 2006

Ladies and Gentlemen:

Reference is hereby made to that certain Third Amended and Restated Revolving Credit Agreement, dated as of June 23, 2006 (as the same may be amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc. (“BGI”), Barnes Group Switzerland GmbH, Nevis Branch (“Barnes Switzerland”, and together with BGI, the “Borrowers”, and each individually a “Borrower”), Bank of America, N.A. (“Bank of America”) and the other lending institutions referred to therein as Lenders (collectively, the “Lenders”), Bank of America, as administrative agent (the “Administrative Agent”) for itself and the other Lenders party thereto, with KeyBank National Association and JPMorgan Chase Bank, N.A., as co-syndication agents (the “Syndication Agents”) and LaSalle Bank National Association and The Governor and Company of The Bank of Ireland, as co-documentation agents (the “Documentation Agents”). Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.6 of the Credit Agreement, the undersigned Borrower hereby requests that a Revolving Credit Loan consisting of a [Base Rate Loan in the principal amount of $                     ] [Eurocurrency Rate Loan in the principal amount of [$][Alternative Currency]                                  with an Interest Period of [1] [2] [3] [6] months] be made on                      , 20    .

[Pursuant to §2.7 of the Credit Agreement, the undersigned Borrower hereby requests that the Revolving Credit Loans in the amount of [$][Alternative Currency]                     which are currently [Base Rate][ Eurocurrency Rate] Loans be [converted to] [continued as] [Base Rate Loans] [Eurocurrency Rate Loans with an Interest Period of [1] [2] [3] [6] months] on                      , 20    .]

The undersigned Borrower understands that this request is irrevocable and binding on such Borrower and obligates such Borrower to accept the requested Revolving Credit Loan on such date. This Loan Request constitutes a certification that the conditions precedent set forth in §12 of the Credit Agreement to the making of the Revolving Credit Loans requested hereby have been satisfied as of the date hereof.

The undersigned Borrower hereby certifies (a) that (i) the aggregate outstanding principal amount of the Revolving Credit Loans plus the Maximum Drawing Amount plus all Unpaid Reimbursement

Obligations on today’s date is less than the Total Commitment after giving effect to this Loan Request[,][and] (ii) the aggregate outstanding principal amount of all Loans denominated in Alternative Currencies after giving effect to this Loan Request is less than the Alternative Currency Sublimit [and (iii) the outstanding principal amount of the Barnes Switzerland Loans after giving effect to this Loan Request is less than the Barnes Switzerland Sublimit]**, (b) that the proceeds of the requested Revolving Credit Loan will be used in accordance with the provisions of the Credit Agreement, (c) that each of the representations and warranties contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties related expressly to an earlier date) and (d) that no Default or Event of Default has occurred and is continuing.

Very truly yours,

[BARNES GROUP INC.

By:
Name:
Title:

By:
Name:
Title: ]*

[BARNES GROUP SWITZERLAND GmbH

By:
Name:
Title: ]**

*	Bracketed text to be inserted if Barnes Group Inc. is submitting the Loan Request.
**	Bracketed text to be inserted if Barnes Group GmbH is submitting the Loan Request.

Exhibit C

FORM OF

COMPLIANCE CERTIFICATE

                         , 20

Bank of America, N.A., as Administrative Agent

  and the Lenders referred to below

100 Federal Street

MA5-100-11-02

Boston, Massachusetts 02110

Ladies and Gentlemen:

Reference is hereby made to that certain Third Amended and Restated Revolving Credit Agreement, dated as of June 23, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (“BGI”), Barnes Group Switzerland GmbH, Nevis Branch, a limited liability company organized under the laws of Switzerland (“Barnes Switzerland”, and together with BGI, the “Borrowers”, and each individually a “Borrower”), Bank of America, N.A. (“Bank of America”) and the other lending institutions listed on Schedule 1 (the “Lenders”) and Bank of America, as administrative agent (the “Administrative Agent”) for itself and the Lenders, with Banc of America LLC, as arranger (the “Arranger”), KeyBank National Association and JPMorgan Chase Bank, N.A., as co-syndication agents (the “Syndication Agents”) and LaSalle Bank National Association and The Governor and Company of The Bank of Ireland, as co-documentation agents (the “Documentation Agents”). Capitalized terms used herein without definition shall have the same meanings herein as in the Credit Agreement.

This is a certificate delivered pursuant to §8.4(c) of the Credit Agreement for purposes of evidencing compliance with the financial covenants provided for in §10 of the Credit Agreement. This certificate has been duly executed by the principal financial or accounting officer of the Borrower.

To the best of the knowledge and belief of the undersigned: (a) each of the representations and warranties contained in the Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true as of the date as of which it was made and is true at and as of the date hereof (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate have not resulted and would not be reasonably likely to result in a Material Adverse Effect, and to the extent that such representations and warranties relate expressly to an earlier date); (b) attached hereto as Appendix 1 and set forth in reasonable detail are computations evidencing compliance with the covenants contained in §10 of the Credit Agreement as of the date and for the applicable period to which the financial statements delivered herewith relate; (c) the information furnished in the calculations attached hereto was true, accurate, correct, and complete in all material respects as of the last day of such period and for such applicable period, as the case may be, subject to normal year end adjustments; (d) as of the date hereof, no Default or Event of Default has occurred or is continuing and (e) the annual financial statements delivered to the Lenders and the Administrative Agent herewith as required by §8.4 of the Credit Agreement were prepared in accordance with GAAP (except as required by a change in GAAP or as concurred to by the Accountants) and fairly present in all material respects the financial condition of BGI and its Subsidiaries as of the date thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this certificate as an instrument under seal as of the date first written above.

BARNES GROUP INC.

By:
Name:
Title:

By:
Name:
Title:

Exhibit D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender]][1]

3.	Borrowers:	Barnes Group Inc. and Barnes Group Switzerland GmbH

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Third Amended and Restated Revolving Credit Agreement dated as of June 23, 2006, by and among Barnes Group Inc., Barnes GroN.A., as Co-Syndication Agents and LaSalle Bank National Association and The Governor and Company of The Bank of Ireland, as Co-Documentation Agents up Switzerland GmbH, Nevis Branch, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Issuing Bank, and Swing Line Lender, with Banc of America Securities LLC, as Arranger, KeyBank National Association and JPMorgan Chase Bank,

[1]	Select as applicable.

N.A., as Co-Syndication Agents and LaSalle Bank National Association and The Governor and Company of The Bank of Ireland, as Co-Documentation Agents

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment for all Lenders*	Amount of Commitment Assigned*	Percentage Assigned of Commitment[2]	CUSIP Number
Revolving Credit Loan	$	$	%

[7.	Trade Date: ][3]

Effective Date:                     , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Remainder of Page Intentionally Left Blank]

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
[3]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][4] Accepted:
BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

[Consented to:][5]

By:
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrowers and/or other parties (e.g. Swing Line Lender, Issuing Bank) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E

FORM OF

GUARANTY

GUARANTY, dated as of [                 , 20    ], by [            ], a[an] [            ] (the “Guarantor”) in favor of (i) BANK OF AMERICA, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of June 23, 2006 (as amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation (“BGI”), Barnes Group Switzerland GmbH, Nevis Branch, a limited liability company organized under the laws of Switzerland (“Barnes Switzerland”, and together with BGI, collectively referred to herein as the “Company”), the Lenders, and the Administrative Agent, with KeyBank National Association and JPMorgan Chase Bank, N.A., as co-syndication agents (the “Syndication Agents”) and LaSalle Bank National Association and The Governor and Company of The Bank of Ireland, as co-documentation agents (the “Documentation Agents”) and (ii) each of the Lenders.

WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and

WHEREAS, the Guarantor wishes to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;

NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

1. Definitions. The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

2. Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to § 362(a) of the Federal Bankruptcy Code and the operation of §§ 502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Obligations, the obligations of the Guarantor hereunder with respect to such Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.

3. Guarantor’s Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay, in Dollars, to the Administrative Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

4. Waivers by Guarantor; Bank’s Freedom to Act. The Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

5. Unenforceability of Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantor.

6. Subrogation; Subordination.

6.1. Waiver of Rights Against Company. Until the final payment and performance in full of all of the Obligations, the Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.

6.2. Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Obligations. The Guarantor agrees that, while any default in the payment or performance of any of the Obligations exists, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Obligations shall have been paid in full or such default ceases to exist. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this Guaranty.

6.3. Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.

7. Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Guaranty and although such obligations may be contingent or unmatured.

8. Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative

Agent may consider necessary or desirable to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in the Company’s financial condition.

9. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor’s intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §16.6 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

10. Successors and Assigns. This Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §15 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder. Notwithstanding the foregoing, the Guarantor may assign its Obligations to the surviving entity in its merger with another domestic Subsidiary in accordance with §9.5 of the Credit Agreement, provided that no Event of Default exists and is continuing under the Credit Agreement.

11. Joinder Agreement and Affirmation. To the extent requested by the Administrative Agent, the Guarantor will cause each Subsidiary [(excluding any foreign Subsidiaries)] assigned any of the Guarantor’s Obligations in accordance with §10, to execute and deliver to the Administrative Agent, for the benefit of the Administrative Agent and the Lenders, (a) a Joinder Agreement and Affirmation in the form of Exhibit I attached hereto, and (b) any other instruments and documents as the Administrative Agent may reasonably require, together with legal opinions in form and substance reasonably satisfactory to the Administrative Agent to be delivered to the Administrative Agent and the Lenders opining as to authorization, validity and enforceability of such Guaranty.

12. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

13. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.

14. Governing Law; Consent to Jurisdiction. THIS GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in §13. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

15. Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §15.

16. Miscellaneous. This Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

[SUBSIDIARY]

By:
Name:
Title:

Address:

Telex:

Exhibit F

FORM OF

BGI GUARANTY

BGI GUARANTY, dated as of June 23, 2006, by BARNES GROUP INC., a Delaware corporation (“BGI” and the “Guarantor”) in favor of (i) BANK OF AMERICA, N.A., as administrative agent (hereinafter, in such capacity, the “Administrative Agent”) for itself and the other lending institutions (hereinafter, collectively, the “Lenders”) which are or may become parties to a THIRD AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT dated as of June 23, 2006 (as amended and in effect from time to time, the “Credit Agreement”), by and among BGI, Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland (“Barnes Switzerland”, and the “Company”), the Lenders, and the Administrative Agent, with KeyBank National Association and JPMorgan Chase Bank, N.A., as co-syndication agents (the “Syndication Agents”) and LaSalle Bank National Association and The Governor and Company of The Bank of Ireland, as co-documentation agents (the “Documentation Agents”) and (ii) each of the Lenders.

WHEREAS, the Company and the Guarantor are members of a group of related corporations, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, the Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Company by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged); and

WHEREAS, the Guarantor wishes to guaranty the Company’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein;

NOW, THEREFORE, the Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

1. Definitions. The term “Barnes Switzerland Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

2. Guaranty of Payment and Performance. The Guarantor hereby guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Barnes Switzerland Obligations including all such which would become due but for the operation of the automatic stay pursuant to § 362(a) of the Federal Bankruptcy Code and the operation of §§ 502(b) and 506(b) of the Federal Bankruptcy Code. This BGI Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Barnes Switzerland Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Barnes Switzerland Obligations from the Company or resort to any collateral security or other means of obtaining payment. Should the Company default in the payment or performance of any of the Barnes Switzerland Obligations, the obligations of the Guarantor hereunder with respect to such Barnes Switzerland Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by the Guarantor. Payments by the Guarantor hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantor hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent.

3. Guarantor’s Agreement to Pay Enforcement Costs, etc. The Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, in Dollars, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Barnes Switzerland Obligations, this BGI Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

4. Waivers by Guarantor; Bank’s Freedom to Act. The Guarantor agrees that the Barnes Switzerland Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. The Guarantor waives promptness, diligences, presentment, demand, protest, notice of acceptance, notice of any Barnes Switzerland Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Switzerland Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Barnes Switzerland Obligation and agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Company or any other entity or other person primarily or secondarily liable with respect to any of the Barnes Switzerland Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Barnes Switzerland Obligation; (iii) any change in the time, place or manner of payment of any of the Barnes Switzerland Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Barnes Switzerland Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Barnes Switzerland Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Barnes Switzerland Obligations; (vi) the impairment of any collateral securing any of the Barnes Switzerland Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor. To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

5. Unenforceability of Barnes Switzerland Obligations Against Company. If for any reason the Company has no legal existence or is under no legal obligation to discharge any of the Barnes Switzerland Obligations, or if any of the Barnes Switzerland Obligations have become irrecoverable from the Company by reason of the Company’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this BGI Guaranty shall nevertheless be binding on the Guarantor to the same extent as if the Guarantor at all times had been the principal obligor on all such Barnes Switzerland Obligations. In the event that acceleration of the time for payment of any of the Barnes Switzerland Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Company, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Note, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Barnes Switzerland Obligation shall be immediately due and payable by the Guarantor.

6. Subrogation; Subordination.

6.1. Waiver of Rights Against Company. Until the final payment and performance in full of all of the Barnes Switzerland Obligations, the Guarantor shall not exercise and hereby waives any rights against the Company arising as a result of payment by the Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantor will not claim any setoff, recoupment or counterclaim against the Company in respect of any liability of the Guarantor to the Company; and the Guarantor waives any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender.

6.2. Subordination. The payment of any amounts due with respect to any indebtedness of the Company for money borrowed or credit received now or hereafter owed to the Guarantor is hereby subordinated to the prior payment in full of all of the Barnes Switzerland Obligations. The Guarantor agrees that, while any default in the payment or performance of any of the Barnes Switzerland Obligations exists, the Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Company to the Guarantor until all of the Barnes Switzerland Obligations shall have been paid in full or such default ceases to exist. If, notwithstanding the foregoing sentence, the Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Barnes Switzerland Obligations are still outstanding, such amounts shall be collected, enforced and received by the Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Barnes Switzerland Obligations without affecting in any manner the liability of the Guarantor under the other provisions of this BGI Guaranty.

6.3. Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantor for the benefit of the Lenders and the Administrative Agent.

7. Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Barnes Switzerland Obligations, each of the Administrative Agent and the Lenders is hereby authorized at any time and from time to time, without notice to the Guarantor (any such notice being expressly waived by the Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the obligations of the Guarantor under this BGI Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this BGI Guaranty and although such obligations may be contingent or unmatured.

8. Further Assurances. The Guarantor agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this BGI Guaranty and to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Company on a continuing basis all information desired by the Guarantor concerning the financial condition of the Company and that the Guarantor will look to the Company and not to the Administrative Agent or any Lender in order for the Guarantor to keep adequately informed of changes in the Company’s financial condition.

9. Termination; Reinstatement. This BGI Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantor’s intention to discontinue this BGI Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Barnes Switzerland Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent at the address of the Administrative Agent for notices set forth in §16.6 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6, with respect to any Barnes Switzerland Obligations incurred or accrued prior to the receipt of such notice or any Barnes Switzerland Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This BGI Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Barnes Switzerland Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company, or otherwise, all as though such payment had not been made or value received.

10. Successors and Assigns. This BGI Guaranty shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, the Note, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Barnes Switzerland Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §15 of the Credit Agreement. The Guarantor may not assign any of its obligations hereunder.

11. Amendments and Waivers. No amendment or waiver of any provision of this BGI Guaranty nor consent to any departure by the Guarantor therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of the Required Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case of telegraphic or telexed notice, when transmitted, answer back received, addressed as follows: if to the Guarantor, at the address set forth beneath its signature hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §16.6 of the Credit Agreement, or at such address as either party may designate in writing to the other.

13. Governing Law; Consent to Jurisdiction. THIS BGI GUARANTY SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The Guarantor agrees that any suit for the enforcement of this BGI Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon the Guarantor by mail at the address specified by reference in §12. The Guarantor hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

14. Waiver of Jury Trial. THE GUARANTOR AND EACH OF THE BENEFICIARIES HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS BGI GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, the Guarantor hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Guarantor (i) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §14.

15. Miscellaneous. This BGI Guaranty constitutes the entire agreement of the Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this BGI Guaranty shall be in addition to any other guaranty of or collateral security for any of the Barnes Switzerland Obligations. The invalidity or unenforceability of any one or more sections of this BGI Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this BGI Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

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IN WITNESS WHEREOF, the Guarantor has caused this BGI Guaranty to be executed and delivered as of the date first above written.

BARNES GROUP INC.

By:
William C. Denniger
Senior Vice President, Finance and Chief Financial Officer

By:
Lawrence W. O’Brien
Vice President, Treasurer

Address:

123 Main Street
P.O. Box 489
Bristol, CT 06011
Attention: General Counsel

Telex: (203) 578-2579

Exhibit I

FORM OF

JOINDER AGREEMENT AND AFFIRMATION

This Joinder Agreement and Affirmation (this “Joinder Agreement”) is executed and delivered as of                  , 20    , by [NEW SUBSIDIARY], a              corporation (the “New Subsidiary”), pursuant to §11 of the Guaranty, dated as of June 23, 2006, as amended (as so amended, and as may be further amended and in effect from time to time, the “Guaranty”), by              in favor of (i) BANK OF AMERICA, N.A., as Administrative Agent for itself and the other Lenders which are or may become parties to a Third Amended and Restated Revolving Credit Agreement, dated as of June 23, 2006 (as amended and in effect from time to time, the “Credit Agreement”), by and among Barnes Group Inc., a Delaware corporation, Barnes Group Switzerland GmbH, a limited liability company organized under the laws of Switzerland, the Lenders, and the Administrative Agent, with KeyBank National Association, as syndication agent (the “Syndication Agent”) and HSBC Bank USA National Association and Webster Bank, National Association, as co-documentation agents (the “Documentation Agents”) and (ii) each of the Lenders. All capitalized terms used in this Joinder Agreement and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

§1. Joinder to Guaranty. The New Subsidiary hereby agrees to become a guarantor of the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all the Obligations and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Guaranty as a “Guarantor” (as defined in the Guaranty), assuming all of the obligations and liabilities of a “Guarantor” (as defined in the Guaranty) thereunder. The New Subsidiary hereby agrees to comply with, and be bound by, all of the terms and conditions of the Guaranty in all respects as an original guarantor thereunder, as if the New Subsidiary was an original signatory thereto, including without limitation, guaranteeing all Obligations arising or incurred after the Closing Date.

§2. Effectiveness. This Joinder Agreement shall become effective upon the receipt by the Administrative Agent of facsimile copies of original counterparts (to be followed promptly by original counterparts) or original counterparts of this Joinder Agreement, duly authorized, executed and delivered by the New Subsidiary.

§3. Governing Law. THIS JOINDER AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW §5-1401, BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

§4. Representations and Covenants. The New Subsidiary hereby represents and warrants to the Administrative Agent and each of the Lenders that its chief executive office and principal place of business is at the location set forth beneath its signature hereto.

§5. Miscellaneous. The undersigned agrees that this Joinder Agreement shall be deemed to be, and is hereby made a part of the applicable Loan Documents as if set forth therein in full. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed as of the date first written above.

[NEW SUBSIDIARY]

By:
Name:
Title:

Address:

Telex:

Agreed and Accepted to as of this day of , :

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1-A

Mandatory Cost Formulae

1. The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with:

(a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

(b) the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of either of the Borrowers or any Lender, deliver to such Borrower or such Lender as the case may be, a statement setting forth the calculation of any Mandatory Cost.

3. The Additional Cost Rate for any Lender lending from a Eurocurrency Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by such Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of such Lender’s participation in all Loans made from such Eurocurrency Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from that Eurocurrency Lending Office.

4. The Additional Cost Rate for any Lender lending from a Eurocurrency Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a) in relation to any Loan in Sterling:

AB+C(B-D)+E x 0.01	per cent per annum
100 - (A+C)

(b) in relation to any Loan in any currency other than Sterling:

E x 0.01	per cent per annum
300

Where:

“A” is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

“B” is the percentage rate of interest (excluding the Applicable Margin, the Mandatory Cost and any interest charged on overdue amounts pursuant to §5.10) payable for the relevant Interest Period of such Loan.

“C” is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

“D” is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5. For the purposes of this Schedule:

(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero.

7. If requested by the Administrative Agent or either Borrower, each Lender with a Eurocurrency Lending Office in the United Kingdom or a Participating Member State shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent and such Borrower, the rate of charge payable by such Lender to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by such Lender as being the average of the Fee Tariffs applicable to such Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Lender.

8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

(a) the jurisdiction of the Eurocurrency Lending Office out of which it is making available its participation in the relevant Loan; and

(b) any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent in writing of any change to the information provided by it pursuant to this paragraph.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Eurocurrency Lending Office in the same jurisdiction as its Eurocurrency Lending Office.

10. The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over- or under-compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12. Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13. The Administrative Agent may from time to time, after consultation with BGI and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 15.1

Assignment Fee

The Administrative Agent will charge a processing and recordation fee (an “Assignment Fee”) in the amount of $2,500 for each assignment; provided, however, that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), the Assignment Fee will be $2,500 plus the amount set forth below:

Transaction:	Assignment Fee:
First four concurrent assignments or suballocations to members of an Assignee Group (or from members of an Assignee Group, as applicable)	-0-

Each additional concurrent assignment or suballocation to a member of such Assignee Group (or from a member of such Assignee Group, as applicable)	$500

For purposes hereof, “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.